Exhibit 99.j

EXECUTION VERSION

Allen & Overy LLP

FACILITIES AGREEMENT

U.S.$1,100,000,000

for

AUTOLIV, INC.

AUTOLIV ASP, INC.

and

AUTOLIV AB

with

MERCHANT BANKING, SKANDINAVISKA ENSKILDA BANKEN

AB (publ)

MIZUHO CORPORATE BANK, LTD

NORDEA BANK AB (publ)

as active bookrunners, co-ordinators and mandated lead arrangers

and

MERCHANT BANKING, SKANDINAVISKA ENSKILDA BANKEN

AB (publ)

as Facility Agent

16 April 2011

THIS AGREEMENT is dated 16 April 2011

BETWEEN:

(1)	AUTOLIV, INC. (incorporated under the laws of the State of Delaware, U.S.A.) (in this capacity, the Parent);

(2)	AUTOLIV, INC. (incorporated under the laws of the State of Delaware, U.S.A.) and AUTOLIV ASP, INC. (incorporated under the laws of the State of Indiana, U.S.A.) (each a Guarantor and together, the Guarantors);

(3)	AUTOLIV, INC. (incorporated under the laws of the State of Delaware, U.S.A.), AUTOLIV ASP, INC. (incorporated under the laws of the State of Indiana, U.S.A.) and AUTOLIV AB (incorporated under the laws of Sweden) (each a Borrower and together, the Borrowers);

(4)	MERCHANT BANKING, SKANDINAVISKA ENSKILDA BANKEN AB (publ), MIZUHO CORPORATE BANK, LTD, and NORDEA BANK AB (publ) as active bookrunners, co-ordinators and mandated lead arrangers (the Co-ordinators);

(5)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 as lenders (the Original Lenders);

(6)	MERCHANT BANKING, SKANDINAVISKA ENSKILDA BANKEN AB (publ) as facility agent (the Facility Agent);

(7)	JPMORGAN CHASE BANK, N.A. as U.S.$ swingline agent (the U.S.$ Swingline Agent); and

(8)	MERCHANT BANKING, SKANDINAVISKA ENSKILDA BANKEN AB (publ) as SEK swingline agent (the SEK Swingline Agent).

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement:

Acceptable Bank means a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of A- or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or A3 or higher by Moody’s Investor Services Limited or a comparable rating from an internationally recognised credit rating agency.

Accession Agreement means a letter, substantially in the form of Schedule 7 (Form of Accession Agreement), with such amendments as the Facility Agent and the Parent may agree.

Additional Borrower means a member of the Group which becomes a Borrower after the date of this Agreement.

Affiliate means a Subsidiary or a holding company of a person or any other Subsidiary of that holding company.

Affiliated Lender means a Lender which is an Affiliate of another Lender.

AFM means The Netherlands Authority for the Financial Markets (Stichting Autoriteit Financiële Markten).

Agent means the Facility Agent or a Swingline Agent.

Arrangers means the persons named on the signing pages as “Arrangers”.

Available Commitment means a Lender’s Commitment minus:

(a)	the Original Dollar Amount of its participation in any outstanding Loans; and

(b)	in relation to any proposed drawdown, the Original Dollar Amount of its participation in any Loans that are due to be made on or before the proposed Drawdown Date,

other than that Lender’s participation in any Loans that are due to be repaid or prepaid on or before the proposed Drawdown Date.

Availability Period means the period from and including the date of this Agreement to and including the date one month before the Maturity Date.

Basel III means the global regulatory standards on bank capital adequacy and liquidity referred to by the Basel Committee on Banking Supervision (BCBS) as “Basel III” or “the Basel III Framework” published in December 2010, together with any further guidance or standards in relation to “Basel III” or “the Basel III Framework” published or to be published by the BCBS.

Board means the Board of Governors of the Federal Reserve System of the United States of America or any successor thereof.

Bookrunner Mandated Lead Arrangers means the Co-ordinators and the other persons named on the signing pages as “Bookrunner Mandated Lead Arrangers”.

Business Day means a day (other than a Saturday or a Sunday):

(a)	on which banks are open for general business in:

(i)	London, Stockholm and New York; and

(ii)	in relation to a transaction involving an Optional Currency other than Sterling, the principal financial centre of the jurisdiction of that Optional Currency; and

(b)	in relation to a transaction involving Euros, which is a TARGET Day.

Change in Law means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the BCBS (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III and (z) the bank levy imposed by the U.K. government as set out in the Finance (No.3) Bill published by Her Majesty’s Treasury on 31 March 2011 and all requests, rules, guidelines or directives thereunder or issued in connection therewith, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

Code means the United States Internal Revenue Code of 1986, as amended, and any rule or regulation issued thereunder from time to time in effect.

Commitment means a Revolving Credit Commitment, a SEK Swingline Commitment or a U.S.$ Swingline Commitment.

Dangerous Substance means any radioactive emissions and any natural or artificial substance (whether in solid or liquid form or in the form of a gas or vapour and whether alone or in combination with any other substance) capable of causing harm to man or any other living organism or damaging the environment or public health or welfare including but not limited to any controlled, special, hazardous, toxic, radioactive or dangerous waste.

DCB means The Dutch Central Bank (De Nederlandsche Bank N.V.).

Default means an Event of Default or an event which, with the giving of notice, lapse of time, determination of materiality or fulfilment of any other applicable condition (or any combination of the foregoing), would constitute an Event of Default.

Defaulting Lender means any Lender:

(a)	which has failed to make its participation in a Loan available or has notified the Facility Agent that it will not make its participation in a Loan available by the Drawdown Date of that Loan in accordance with Clause 5.3 (Advance of Revolving Loans) or Clause 6.3 (Advance of Swingline Loans);

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and,

payment is made within three Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

DFSA means The Dutch Financial Supervision Act (Wet op het financieel toezicht, Wft) and all rules promulgated thereunder and pursuant thereto as well as communications and published guidelines of the DCB and the AFM.

Disruption Event means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

Drawdown Date means the date of the advance of a Loan.

Environmental Claim means any claim by any person as a result of or in connection with any violation of Environmental Law or any Environmental Contamination which could give rise to any remedy or penalty (whether interim or final) or liability for any Obligor or any Finance Party which could reasonably be expected to have a material adverse effect.

Environmental Contamination means each of the following and their consequences:

(a)	any release, emission, leakage, or spillage of any Dangerous Substance into any part of the environment; or

(b)	any accident, fire, explosion or sudden event which is directly or indirectly caused by or attributable to any Dangerous Substance; or

(c)	any other pollution of the environment.

Environmental Law means any national or supranational law, regulation or directive concerning the protection of human health or the environment or concerning Dangerous Substances.

Environmental License means any authorization by any Environmental Law.

ERISA means the United States Employee Retirement Income Security Act of 1974, as amended.

ERISA Affiliate means each trade or business, whether or not incorporated, that would be treated as a single employer with any Obligor under section 414 of the United States Internal Revenue Code of 1986, as amended. When any provision of this Agreement relates to a past event, the term ERISA Affiliate includes any person that was an ERISA Affiliate of an Obligor at the time of that past event.

EURIBOR means in relation to any Loan denominated in Euros:

(a)	the applicable Screen Rate; or

(b)	if no such Screen Rate is available for the currency or Interest Period of the relevant Loan, the arithmetic mean of the rates (rounded upwards if necessary to the nearest four decimal places) as supplied to the Facility Agent at its request quoted by the Reference Banks to leading banks in the European interbank market, at or about 11.00 a.m. (Brussels time) on the Rate Fixing Day for the offering of deposits in Euros for a period comparable to the relevant Interest Period.

Euro and € means the single currency of the Participating Member States.

Event of Default means an event specified as such in Clause 20.1 (Events of Default).

Existing Indebtedness means the U.S.$1,100,000,000 revolving credit facility dated 7 November 2005 (as amended from time to time) between, inter alia, the Parent, the Borrowers, and Merchant Banking, Skandinaviska Enskilda Banken AB (publ) as facility agent.

Facility means the U.S.$1,100,000,000 multi currency revolving credit facility, made available under this Agreement (including as sublimits, the U.S.$ Swingline Facility and SEK Swingline Facility).

Facility Agent’s Spot Rate of Exchange means the Facility Agent’s spot rate of exchange for the purchase of the relevant Optional Currency in the London foreign exchange market with U.S. Dollars at or about 11.00 a.m. on a particular day.

Facility Office means the office(s) notified by a Lender to the Facility Agent:

(a)	on or before the date it becomes a Lender; or

(b)	by not less than five Business Days’ notice,

as the office(s) through which it will perform all or any of its obligations under this Agreement.

Federal Funds Rate means, on any day, the rate per annum determined by the U.S.$ Swingline Agent to be the Federal Funds Rate (as published by the Federal Reserve Bank of New York) at or about 1.00 p.m. (New York City time) on that day.

Fee Letters means:

(a)	the letter from the Co-ordinators to the Obligors and the letters from the Agents to the Obligors, each dated on or about the date of this Agreement and setting out (among other matters) the amount of the fees referred to in Clause 22 (Fees); and

(b)	any agreement setting out fees payable by the Parent to a Finance Party referred to in paragraph (e) of Clause 2.10 (Increase) of this Agreement or under any other Finance Document.

Finance Document means this Agreement, the Fee Letters, a Novation Certificate or any other document designated as such by the Facility Agent and the Obligors’ Agent.

Finance Party means an Agent, a Co-ordinator or a Lender.

Financial Indebtedness means any indebtedness in respect of:

(a)	monies borrowed;

(b)	any debenture, bond, note, loan stock or other security;

(c)	any acceptance credit;

(d)	receivables sold or discounted (otherwise than on a non-recourse basis);

(e)	the acquisition cost of any asset to the extent payable before or after the time of acquisition or possession by the party liable where the advance or deferred payment is arranged primarily as a method of raising finance or financing the acquisition of that asset;

(f)	any lease entered into primarily as a method of raising finance or financing the acquisition of the asset leased;

(g)	any currency swap or interest swap, cap or collar arrangement or other derivative instrument (and when calculating the value of any such transaction, only the marked-to-market value shall be taken into account);

(h)	any amount raised under any other transaction having the commercial effect of a borrowing or raising of money; or

(i)	any guarantee, indemnity or similar assurance against financial loss of any person.

Governmental Authority means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

Group means the Parent and its Subsidiaries.

Impaired Agent means an Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the relevant Agent otherwise rescinds or repudiates a Finance Document;

(c)	(if the Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of Defaulting Lender; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Agent;

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within three Business Days of its due date; or

(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

Increase Confirmation means a confirmation substantially in the form set out in Schedule 8 (Form of Increase Confirmation).

Increase Lender has the meaning given to that term in Clause 2.10 (Increase).

Insolvency Event in relation to a Finance Party means that the Finance Party:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts, in each case under the laws of any relevant jurisdiction applicable to that Finance Party, or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)	institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, all other than by way of an Undisclosed Administration, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)	has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(g)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets, all other than by way of an Undisclosed Administration;

(h)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(i)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) above; or

(j)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

Interest Period means each period determined in accordance with Clause 9 (Interest Periods).

Lead Arrangers means the persons named on the signing pages as “Lead Arrangers”.

Lender means a Revolving Credit Lender or a Swingline Lender.

LIBOR means:

(a)	the applicable Screen Rate; or

(b)	if no such Screen Rate is available for the currency or Interest Period of the relevant Loan, the arithmetic mean (rounded upward if necessary to the nearest four decimal places) of the rates per annum as supplied to the Facility Agent at its request, quoted by the Reference Banks to leading banks in the London interbank market, at or about 11.00 a.m. on the applicable Rate Fixing Day for the offering of deposits in the currency of the relevant Loan for a period comparable to the relevant Interest Period.

Loan means the principal amount of each borrowing by a Borrower under this Agreement or the principal amount outstanding of that borrowing.

Majority Lenders means, subject to Clause 27.3 (Disenfranchisement of Defaulting Lenders) at any time, a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction).

Mandatory Cost means, in relation to each Lender which notifies the Facility Agent that it is incurring such costs, the cost imputed to the Lender of compliance with:

(a)	the cash ratio and special deposit requirements of the Bank of England and/or the banking supervision or other costs imposed by the Financial Services Authority; and

(b)	any reserve asset requirements of the European Central Bank notified by each Lender to the Facility Agent as the costs incurred by them of complying with such requirements,

in each case as determined in accordance with Schedule 3.

Margin means the rate per annum determined in accordance with Clause 10.2 (Adjustment of Margin).

Margin Stock has the meaning assigned to such term in Regulation U of the Board.

Material Group Member means any Subsidiary of the Parent:

(a)	(i)	the book value of whose assets (consolidated if it itself has Subsidiaries) equals or exceeds 3 per cent. of the book value of the consolidated total assets of the Group; or

(ii)	whose revenues (consolidated if it itself has Subsidiaries) equal or exceed 3 per cent. of the revenues of the Group taken as a whole; or

(iii)	whose trading profits (consolidated if it itself has Subsidiaries) before interest and tax equal or exceed 3 per cent. of the trading profits before interest and tax of the Group as a whole,

as determined by reference to the most recent accounts of the Subsidiary and the most recent consolidated accounts of the Group; or

(b)	any Subsidiary of the Parent which becomes a member of the Group after the date of the latest consolidated accounts of the Group at the time of determination and which would fulfil any of the tests in (a)(i), (ii) or (iii) above if tested on the basis of its latest accounts (consolidated if it itself has Subsidiaries) and those latest accounts of the Group; or

(c)	prior to the delivery of each set of accounts pursuant to Clause 19.2 (Financial information), any Subsidiary of the Parent to which has been transferred (whether by one transaction or a series of transactions, related or not) the whole or substantially the whole of the assets of a Subsidiary which immediately prior to such transaction or any of such transactions was a Material Group Member.

Material Subsidiary means any Subsidiary of the Parent:

(a)	(i)	the book value of whose assets (consolidated if it itself has Subsidiaries) equals or exceeds 10 per cent. of the book value of the consolidated total assets of the Group; or

(ii)	whose revenues (consolidated if it itself has Subsidiaries) equal or exceed 10 per cent. of the revenues of the Group taken as a whole; or

(iii)	whose trading profits (consolidated if it itself has Subsidiaries) before interest and tax equal or exceed 10 per cent. of the trading profits before interest and tax of the Group as a whole,

as determined by reference to the most recent accounts of the Subsidiary and the most recent consolidated accounts of the Group; or

(b)	any Subsidiary of the Parent which becomes a member of the Group after the date of the latest consolidated accounts of the Group at the time of determination and which would fulfil any of the tests in (a)(i), (ii) or (iii) above if tested on the basis of its latest accounts (consolidated if it itself has Subsidiaries) and those latest accounts of the Group; or

(c)	prior to the delivery of each set of accounts pursuant to Clause 19.2 (Financial information), any Subsidiary of the Parent to which has been transferred (whether by one transaction or a series of transactions, related or not) the whole or substantially the whole of the assets of a Subsidiary which immediately prior to such transaction or any of such transactions was a Material Subsidiary.

Maturity Date means the date falling five years after the date of this Agreement, subject to any extension pursuant to Clause 2.11 (Extension Option).

Moody’s means Moody’s Investors Service, Inc.

Multiemployer Plan means a “multiemployer plan” within the meaning of section 3(37) or 4001(a)(3) of ERISA.

National Currency Unit means the unit of currency of a Participating Member State other than the euro unit.

Novation Certificate has the meaning given to it in Clause 28.3 (Procedure for novations).

Obligor means the Parent, each Guarantor and each Borrower.

Obligors’ Agent means the Parent, or such other Obligor from time to time nominated by the Obligors’ Agent to replace it as Obligors’ Agent and approved for such purpose by the Facility Agent.

Optional Currency means any currency (other than U.S. Dollars) which is freely available and convertible into U.S. Dollars, and deposits of which are readily available in the London interbank market and which has been previously agreed by all the Lenders.

Original Dollar Amount in relation to a Loan, means:

(a)	if that Loan is denominated in U.S. Dollars, the amount of that Loan; or

(b)	if that Loan is denominated in an Optional Currency, the equivalent in U.S. Dollars of the amount of that Loan, calculated at the Facility Agent’s Spot Rate of Exchange one Business Day before the Rate Fixing Day applicable to that Loan.

Original Group Accounts means the audited consolidated accounts of the Group for the year ended 31 December 2010.

Participating Member State means a member state of the European Union that adopts a single currency in accordance with the legislation of the European Union relating to European Economic and Monetary Union.

Party means a party to this Agreement.

Plan means an “employee benefit plan” within the meaning of section 3(3) of ERISA maintained by the Borrower or any ERISA Affiliate currently or at any time within the last five years, or to which the Borrower or any ERISA Affiliate is required to make payments or contributions or has made payments or contributions within the past five years.

Prime Rate means the prime commercial lending rate in U.S. Dollars from time to time announced by the U.S.$ Swingline Agent; each change in the interest rate on a U.S.$ Swingline Loan which results from a change in the Prime Rate becomes effective on the day on which the change in the Prime Rate becomes effective.

Rate Fixing Day means:

(a)	the second Business Day before the first day of an Interest Period for a Revolving Loan denominated in any currency other than Sterling; or

(b)	in the case of a Revolving Loan denominated in Sterling only, the first day of the Interest Period for that Loan,

or such other day as is generally treated as the rate fixing day by market practice in the relevant interbank market for leading banks to give quotations for deposits in the relevant currency for delivery on the first day of the relevant Interest Period, as determined by the Facility Agent.

Rating Agency means Moody’s or Standard & Poor’s.

Reference Banks means, subject to Clause 28.8 (Reference Banks), the Facility Agent, JPMorgan Chase Bank, N.A., Société Générale and Deutsche Bank AG.

Reportable Event means any of the events set forth in section 4043 of ERISA or the related regulations.

Request means a request made by the Obligors’ Agent for a Loan, substantially in the form of Schedule 4.

Restricted Margin Stock means Margin Stock owned by any Obligor or any member of the Group, which represents not more than 33 1/3 per cent. of the aggregate value (determined in accordance with Regulation U of the Board), on a consolidated basis, of the assets of each Obligor and all members of the Group (other than Margin Stock) that are subject to the provisions of Clause 19 (Undertakings) (including, without limitation, Clauses 19.8 (Negative pledge) and 19.9 (Transactions similar to security)).

Revolving Credit Lender means, subject to Clause 28 (Changes to the Parties) and Clause 2.10 (Increase), a bank or financial institution listed in Part 1 of Schedule 1 in its capacity as a provider of Revolving Loans.

Revolving Credit Commitment means:

(a)	in relation to a Revolving Credit Lender which is a Revolving Credit Lender on the date of this Agreement, the aggregate of the amounts in U.S. Dollars set opposite its name in Part 1 of Schedule 1 and the amount of any other Lender’s Revolving Credit Commitment acquired by it under Clause 28 (Changes to the Parties) or assumed by it in accordance with and Clause 2.10 (Increase); and

(b)	in relation to a Revolving Credit Lender which becomes a Revolving Credit Lender after the date of this Agreement, the amount of any other Lender’s Revolving Credit Commitment acquired by it under Clause 28 (Changes to the Parties) or assumed by it in accordance with and Clause 2.10 (Increase), to the extent not cancelled, reduced or transferred under this Agreement.

Revolving Credit Facility means the multi-currency revolving credit facility made available under this Agreement as set out in Clause 2.1 (Revolving Credit Facility).

Revolving Loan means, subject to Clause 11 (Optional Currencies), the principal amount of a borrowing by a Borrower under the Revolving Credit Facility.

Screen Rate means:

(a)	in relation to LIBOR, the British Bankers’ Association Settlement Rate for the relevant currency and period;

(b)	in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period; and

(c)	in relation to STIBOR, the appropriate rate for the relevant period,

displayed on the appropriate page of the Reuters Screen . If the relevant page is replaced or the service ceases to be available, the Facility Agent may (after consultation with the Obligors’ Agent and the Lenders) specify another page or service displaying the appropriate rate.

Security Interest means any mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having the effect of conferring security.

SEK and Swedish Kronor means the lawful currency for the time being of Sweden.

SEK Swingline Lender means, subject to Clause 28 (Changes to the Parties) and Clause 2.10 (Increase), a bank or financial institution listed in Part 3 of Schedule 1 in its capacity as a participant in the SEK Swingline Facility.

SEK Swingline Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in Stockholm.

SEK Swingline Commitment means:

(a)	in relation to a SEK Swingline Lender, and subject to Clause 8.2 (Voluntary cancellation) and to Clause 28 (Changes to the Parties), the obligation of such SEK Swingline Lender to contribute to SEK Swingline Loans hereunder up to the aggregate principal amount in Swedish Kronor set opposite its name in Part 3 of Schedule 1 or assumed by it in accordance with Clause 2.10 (Increase); or

(b)	in relation to a Lender which becomes a SEK Swingline Lender after the date of this Agreement, the amount of any other SEK Swingline Lender’s SEK Swingline Commitment acquired by it under Clause 28 (Changes to the Parties or assumed by it in accordance with Clause 2.10 (Increase)), to the extent not transferred, cancelled or reduced hereunder.

SEK Swingline Facility means the Swedish Kronor swingline facility referred to in Clause 2.2 (Swingline Facilities).

SEK Swingline Loan means the principal amount of a borrowing by a Borrower under the SEK Swingline Facility or (as the context requires) the principal amount thereof from time to time outstanding.

SEK Swingline Rate means, on any day:

(a)	STIBOR; or if not available;

(b)	the SEK Swingline Agent’s overnight offered rate;

plus, in each case, 0.50 per cent. per annum.

Separate Loan has the meaning given to that term in Clause 7.1 (Repayment).

Standard & Poor’s means Standard & Poor’s Rating Group, a division of McGraw-Hill Companies, Inc.

Sterling means the currency for the time being of the United Kingdom.

STIBOR means for an Interest Period of any Loan or overdue amount in Swedish Kronor:

(a)	the applicable Screen Rate; or

(b)	if no Screen Rate is available for that Interest Period of that Loan or overdue amount, the arithmetic mean (rounded upwards to four decimal places) of the rates as supplied to the SEK Swingline Agent at its request quoted by STIBOR Reference Banks to leading banks in the Swedish interbank market, as at 11.00 a.m. (Swedish time) on the Rate Fixing Day for the offering of deposits in Swedish Kronor for a period comparable to that Interest Period.

STIBOR Reference Banks means, subject to Clause 28.8 (Reference Banks) the SEK Swingline Agent, Nordea Bank AB (publ) and Danske Bank A/S, Danmark, Sweden Branch.

Subsidiary means an entity from time to time of which a person has direct or indirect control or owns directly or indirectly more than fifty per cent. (50%) of the share capital or similar right of ownership.

Swingline Agent means the U.S.$ Swingline Agent or the SEK Swingline Agent or both as the case may be.

Swingline Lender means a U.S.$ Swingline Lender or a SEK Swingline Lender or both as the case may be.

Swingline Commitment means the U.S.$ Swingline Commitment or the SEK Swingline Commitment or both as the case may be.

Swingline Facility means the U.S.$ Swingline Facility or the SEK Swingline Facility or both as the case may be.

Swingline Loan means a U.S.$ Swingline Loan or a SEK Swingline Loan.

Swingline Rate means the U.S.$ Swingline Rate or the SEK Swingline Rate.

TARGET Day means a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open.

Total Commitments means the aggregate of the Commitments of all the Lenders.

Total Revolving Credit Commitments means the aggregate for the time being of the Revolving Credit Commitments, being U.S.$1,100,000,000 at the date of this Agreement.

Total SEK Swingline Commitments means the aggregate for the time being of the SEK Swingline Commitments, being SEK 1,000,000,000 at the date of this Agreement.

Total U.S.$ Swingline Commitments means the aggregate for the time being of the U.S.$ Swingline Commitments, being U.S.$250,000,000 at the date of this Agreement.

Undisclosed Administration means an undisclosed administration (stille curatele) applicable to a Lender, imposed by the DCB under or based on section 1:76 of the DFSA, as to Lenders which are the subject of home jurisdiction supervision by the DCB under the DFSA and in relation to which the DCB has not publicly disclosed the appointment of a custodian (curator) with regard to the relevant Lender.

Unpaid Sum means any sum due and payable but unpaid by an Obligor under the Finance Documents.

Unrestricted Margin Stock means any Margin Stock owned by either Obligor or any member of the Group which is not Restricted Margin Stock.

U.S.$ Swingline Lender means, subject to Clause 28 (Changes to the Parties) and Clause 2.10 (Increase), a bank or financial institution listed in Part 2 of Schedule 1 in its capacity as a participant in the U.S.$ Swingline Facility.

U.S.$ Swingline Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in New York.

U.S.$ Swingline Commitment means:

(a)	in relation to a U.S.$ Swingline Lender, and subject to Clause 8.2 (Voluntary cancellation) and to Clause 28 (Changes to the Parties), the obligation of such U.S.$ Swingline Lender to contribute to U.S.$ Swingline Loans hereunder up to the aggregate principal amount in U.S. Dollars set opposite its name in Part 2 of Schedule 1 or assumed by it in accordance with Clause 2.10 (Increase); or

(b)	in relation to a Lender which becomes a U.S.$ Swingline Lender after the date of this Agreement, the amount of any other U.S.$ Swingline Lender’s U.S.$ Swingline Commitment acquired by it under Clause 28 (Changes to the Parties or assumed by it in accordance with Clause 2.10 (Increase)), to the extent not transferred, cancelled or reduced hereunder.

U.S.$ Swingline Facility means the U.S. Dollar swingline facility referred to in Clause 2.2 (Swingline Facilities).

U.S.$ Swingline Loan means the principal amount of a borrowing by a Borrower under the U.S.$ Swingline Facility or (as the context requires) the principal amount thereof from time to time outstanding.

U.S.$ Swingline Rate means, on any day, the higher of:

(a)	the Prime Rate; and

(b)	the aggregate of the Federal Funds Rate and 0.50 per cent. per annum.

U.S.A. means the United States of America.

U.S. Dollars and U.S.$ means the currency for the time being of the U.S.A.

Yen means the currency for the time being of Japan.

1.2	Construction

(a)	In this Agreement, unless the contrary intention appears, a reference to:

(i)	an amendment includes a supplement, novation or re-enactment and amended is to be construed accordingly;

(ii)	assets includes present and future properties, revenues and rights of every description;

(iii)	an authorization includes an authorization, consent, approval, resolution, licence, exemption, filing, registration and notarization;

(iv)	know your customer requirements are the identification checks that a Finance Party requests in order to meet its obligations under any applicable law or regulation to identify a person who is (or is to become) its customer;

(v)	a Default or an Event of Default is “continuing” if it has not been remedied or waived;

(vi)	a material adverse effect means:

(A)	a material adverse effect on the business or financial condition of the Parent or the Group as a whole; or

(B)	a material adverse effect on the ability of any Obligor to perform its payment obligations under any of the Finance Documents.

(vii)	a month is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(A)	if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last Business Day in that calendar month; or

(B)	if an Interest Period commences on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which it is to end;

(viii)	a person includes any individual, company, unincorporated association or body of persons (including a partnership, joint venture or consortium), government, state, agency, international organisation or other entity;

(ix)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(x)	winding up also includes amalgamation, reconstruction, reorganisation, administration, dissolution, liquidation, merger or consolidation and any equivalent or analogous procedure under the law of any jurisdiction (but, for the avoidance of doubt, reorganisation does not include a mere transfer of assets from one member of the Group to another whether the transferor continues to exist);

(xi)	a provision of law is a reference to that provision as amended or re-enacted;

(xii)	a Clause or a Schedule is a reference to a clause of or a schedule to this Agreement;

(xiii)	a person includes its successors, transferees and assigns;

(xiv)	a Finance Document or another document is a reference to that Finance Document or other document as amended; and

(xv)	a time of day is a reference to London time.

(b)	Unless the contrary intention appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(c)	The index to and the headings in this Agreement are for convenience only and are to be ignored in construing this Agreement.

(d)	(i) Unless expressly provided to the contrary in a Finance Document, a person who is not a party to a Finance Document may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999; and

(ii)	notwithstanding any term of any Finance Document, the consent of any third party is not required for any variation (including any release or compromise of any liability order) or termination of that Finance Document.

2.	FACILITIES

2.1	Revolving Credit Facility

Subject to the terms of this Agreement, the Lenders grant to the Borrowers a multicurrency revolving credit facility under which the Revolving Credit Lenders will make Loans to a Borrower denominated in U.S. Dollars or Optional Currencies.

2.2	Swingline Facilities

Subject to the terms of this Agreement:

(a)	the U.S.$ Swingline Lenders make available to the Borrowers a U.S. Dollar swingline facility under which they will make U.S.$ Swingline Loans to a Borrower denominated in U.S. Dollars; and

(b)	the SEK Swingline Lenders make available to the Borrowers a SEK Swingline Facility under which they will make SEK Swingline Loans to a Borrower denominated in Swedish Kronor,

drawings under which are treated in each case as a usage of the Total Revolving Credit Commitments.

2.3	Facility Limits

(a)	The aggregate Original Dollar Amount of all outstanding Revolving Loans shall not at any time exceed the Total Revolving Credit Commitments.

(b)	The Swingline Facilities are part of the Revolving Credit Facility and are not independent of the Revolving Credit Facility as set out in Clause 2.2 above. The aggregate Original Dollar Amount of all outstanding Loans (including Swingline Loans) shall not at any time exceed the Total Revolving Credit Commitments.

(c)	The aggregate Original Dollar Amount of all outstanding U.S.$ Swingline Loans shall not, at any time, exceed the Total U.S.$ Swingline Commitments.

(d)	The aggregate Original Dollar Amount of all outstanding SEK Swingline Loans shall not, at any time, exceed the Total SEK Swingline Commitments.

2.4	A Lender’s individual limit

(a)	A Lender is not obliged to participate in a Loan if it would cause its applicable Outstandings to exceed its Overall Commitment.

(b)	For the purpose of this Clause 2.4:

(i)	the applicable Outstandings of a Lender on any Drawdown Date means the aggregate Original Dollar Amount of the participations of that Lender and its Affiliates in all outstanding Loans which would be outstanding on that Drawdown Date, if:

(A)	all outstanding Loans due to be repaid on or before that Drawdown Date are repaid; and

(B)	all Loans to be made on or before that Drawdown Date and in respect of which a Request has been received by an Agent are made;

and

(ii)	the Overall Commitment of a Lender means, in the case of a Lender which is a Revolving Credit Lender, its Revolving Credit Commitment or, in the case of a Swingline Lender which is not a Revolving Credit Lender, the Revolving Credit Commitment of its Affiliate which is a Revolving Credit Lender.

(c)	If the operation of Clauses 5.3 (Advance of Revolving Loans) or of Clauses 6.3 (Advance of Swingline Loans) would cause the applicable Outstandings of a Lender (the affected Lender) to exceed its Overall Commitment, then:

(i)	the affected Lender will participate in the relevant Loan only to the extent that its applicable Outstandings will not exceed its Overall Commitment;

(ii)	each other Lender’s participation in the Loan under the Clauses referred to above will be re-calculated in accordance with those Clauses, but for the purpose of the recalculation the affected Lender’s Commitment will be deducted from the Total Revolving Credit Commitments or the Total Swingline Commitments (as appropriate) and the amount of the affected Lender’s participation in that Loan (if any) will be deducted from the requested amount of the Loan; and

(iii)	the calculation in subparagraph (ii) above will be applied to each Lender in turn until the amount of its participation in the Loan under that Clause is determined.

2.5	Affiliates of Lenders

(a)	Each Lender may fulfil its obligations in respect of a Loan through an Affiliated Lender.

(b)	If paragraph (a) above applies, the Lender and its Affiliated Lender or Affiliated Lenders will be treated as having a single Commitment, as the case may be, and a single vote, but, for all other purposes, will be treated as separate Lenders.

(c)	An Affiliated Lender, which becomes a party to this Agreement after the date of this Agreement, is only entitled to receive payment under Clause 13 (Taxes) and Clause 15 (Increased Costs) to the same extent as the Lender to which it is affiliated would have been entitled, unless those payments arose as a result of circumstances which arose after it became an Affiliated Lender.

2.6	Obligations several

The obligations of each Lender under this Agreement are several. Failure of a Lender to carry out its obligations hereunder shall not relieve any other Party of any of its obligations under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

2.7	Rights several

The obligations of each Obligor towards each Finance Party hereunder are given to each of them as separate and independent rights. Each Finance Party may separately enforce its rights under each Finance Document, subject to the other terms of the Finance Documents.

2.8	Appointment of Obligors’ Agent

(a)	Each Obligor irrevocably authorizes the Obligors’ Agent to give all notices (including, without limitation, Requests and notices of prepayment and cancellation) and instructions and make such agreements (including, without limitation, in relation to an alternative basis for determining the rate of interest and/or funding applicable to a Loan (as described in Clause 14.3 (Substitute basis)) expressed to be capable of being given or made by the Obligors’ Agent in this Agreement.

(b)	The authorization of the Obligors’ Agent shall be effective notwithstanding that the exercise of the Obligors’ Agent’s authority may affect the Obligors without further reference to or the consent of the Obligors. Each Obligor shall, as regards each Agent and each Lender, be bound by any action taken by the Obligors’ Agent on its behalf as though that Obligor had itself taken such action.

2.9	Change of currency

(a)	If more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Facility Agent; and

(ii)	any translation from one currency or currency unit to another shall be at the official conversion rate recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Facility Agent acting reasonably.

(b)	If a change in any currency of a country occurs, this Agreement will be amended to the extent the Facility Agent specifies to be necessary to reflect the change in currency and to put the Finance Parties in the same position, so far as possible, that it would have been in if no change in currency had occurred.

2.10	Increase

(a)	The Parent may by giving prior notice to the Facility Agent by no later than the date falling 10 Business Days after the effective date of a cancellation of:

(i)	the Available Commitments of a Defaulting Lender in accordance with Clause 8.4 (Right of cancellation in relation to a Defaulting Lender); or

(ii)	the Commitments of a Lender in accordance with Clause 16 (Illegality),

request that the Total Commitments be increased (and the Total Commitments under the Facility shall be so increased) in an aggregate amount in U.S. Dollars of up to the amount of the Available Commitments or Commitments so cancelled as follows:

(iii)	the increased Commitments will be assumed by one or more Lenders or other banks or financial institutions (each an Increase Lender) selected by the Parent (each of which shall not be a member of the Group and which is further acceptable to the Facility Agent (acting reasonably)) and each of which confirms its willingness to assume (whether in the Increase Confirmation or otherwise) and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender;

(iv)	each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender;

(v)	each Increase Lender shall become a Party as a Lender and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender;

(vi)	the Commitments of the other Lenders shall continue in full force and effect; and

(vii)	any increase in the Total Commitments shall take effect on the date specified by the Parent in the notice referred to above or any later date on which the conditions set out in paragraph (b) below are satisfied.

(b)	An increase in the Total Commitments will only be effective on:

(i)	the execution by the Facility Agent of an Increase Confirmation from the relevant Increase Lender; and

(ii)	in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase, the performance by the Facility Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender, the completion of which the Facility Agent shall promptly notify to the Parent and the Increase Lender;

(c)	Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

(d)	Unless the Facility Agent otherwise agrees or the increased Commitment is assumed by an existing Lender or Lenders, the Parent shall, on the date upon which the increase takes effect, pay to the Facility Agent (for its own account) a fee of U.S.$2,500 and the Parent shall promptly on demand pay the Facility Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with any increase in Commitments under this Clause 2.10.

(e)	The Parent may pay to the Increase Lender a fee in the amount and at the times agreed between the Parent and the Increase Lender in a separate Fee Letter.

(f)	Paragraphs (g), (h) and (i) of Clause 28.2 (Transfers by Lenders) shall apply mutatis mutandis in this Clause 2.10 in relation to an Increase Lender as if references in that Clause to:

(i)	an Existing Lender were references to all the Lenders immediately prior to the relevant increase;

(ii)	the New Lender were references to that Increase Lender; and

(iii)	a re-transfer were references to a transfer.

2.11	Extension Option

The Parent may request each Lender to extend the original Maturity Date as follows:

(a)	the Parent may, by delivering a written request to that effect (the Extension Request) to the Facility Agent not earlier than 60 days and not later than 45 days before the first anniversary of the date of this Agreement, request an extension of the original Maturity Date by one year.

(b)	Without prejudice to paragraph (a) above, the Parent may, by delivering an Extension Request not earlier than 60 days and not later than 45 days before the second anniversary of the date of this Agreement, request the extension of the Maturity Date (which may or may not have already been extended by one year pursuant to paragraph (a) above) by either:

(i)	an additional period of one year; or

(ii)	in respect of the Lenders who had not previously agreed to the extension of the Maturity Date pursuant to paragraph (a) above only, by an additional period of two years from the original Maturity Date.

(c)	The Facility Agent must promptly notify the Lenders of the receipt of an Extension Request.

(d)	Each Lender (in its absolute discretion and having undertaken a full credit review of the Borrowers) is free to decide whether or not to agree to each Extension Request under (a) or (b) above and the Maturity Date shall be extended in respect only of those Lenders which have so agreed.

(e)	Each Lender that agrees to an Extension Request by written notice to the Facility Agent by the date falling 21 days before the anniversary of the date of this Agreement to which the Extension Request relates (a Consenting Lender) will extend its Commitments for the period so requested of it and the Maturity Date with respect to that Consenting Lender will be extended accordingly.

(f)	If a Lender fails to reply to the Facility Agent with respect to an Extension Request on or before the date falling 21 days before the anniversary of the date of this Agreement to which it relates, it will be deemed to have refused the Extension Request.

(g)	Any Extension Request under this Clause 2.11 is irrevocable.

3.	PURPOSE

(a)	Each Borrower shall apply each Revolving Loan towards:

(i)	its general corporate purposes; or

(ii)	refinancing the Existing Indebtedness; or

(iii)	financing any acquisitions not prohibited by the terms of this Agreement.

(b)	Each Borrower shall apply each Swingline Loan as support for any commercial paper programme. No Swingline Loan will be used to repay an outstanding Swingline Loan;

(c)	Without affecting the obligations of any Obligor in any way, no Finance Party is bound to monitor or verify the application of any Loan.

4.	CONDITIONS PRECEDENT

4.1	Documentary conditions precedent

The Obligors’ Agent may not deliver the first Request until the Facility Agent has notified the Borrower and the Lenders that it has received all of the documents set out in Part 1 of Schedule 2 in form and substance satisfactory to it, and the Finance Parties have received the documentation and other evidence requested by them under Clause 19.23(a) (Know your customer requirements).

4.2	Further conditions precedent

The obligation of each Lender to participate in any Loan is subject to the further conditions precedent that:

(a)	on both the date of the Request and the Drawdown Date:

(i)	the representations and warranties in Clause 18 (Representations and Warranties) to be repeated on those dates are correct and will be correct immediately after the Loan is made; and

(ii)	no Default is outstanding or might result from the Loan;

(b)	the making of the Loan would not cause Clause 2.3 (Facility Limits) to be contravened; and

(c)	the making of the Loan would not result in more than eight Revolving Loans, three U.S.$ Swingline Loans, and three SEK Swingline Loans being outstanding at any one time. Any Separate Loan shall not be taken into account in this paragraph (c).

5.	REVOLVING LOANS

5.1	Drawdown

A Borrower may borrow a Revolving Loan if the Facility Agent receives from the Obligors’ Agent, not later than 9.00 a.m. two Business Days before the proposed Drawdown Date or, in the case of a Loan denominated in an Optional Currency, three Business Days before the proposed Drawdown Date, a duly completed Request. Each Request is irrevocable.

5.2	Completion of Requests

A Request will not be regarded as having been duly completed unless:

(a)	it specifies whether it is a utilisation of the Revolving Credit Facility, the U.S.$ Swingline Facility, or the SEK Swingline Facility;

(b)	it specifies the Borrower that will borrow the Loan;

(c)	the Drawdown Date is a Business Day falling within the Availability Period;

(d)	the amount of the Loan is:

(i)	a minimum of U.S.$25,000,000 and an integral multiple of U.S.$5,000,000, or an equivalent amount in any Optional Currency; or

(ii)	the balance of the relevant undrawn Commitment; or

(iii)	such other amount as the Facility Agent (acting on the instructions of the Majority Lenders) may agree;

(e)	the amount selected under paragraph (d) above does not cause Clause 2.3 (Facility Limits) to be contravened;

(f)	the currency selected complies with Clause 11 (Optional Currencies);

(g)	the Interest Period selected complies with Clause 9 (Interest Periods) and does not extend beyond the Maturity Date of the relevant Facility which applies to the participation of any Lender; and

(h)	the payment instructions comply with Clause 12 (Payments).

Each Request must specify one Revolving Loan only, but the Obligors’ Agent may, subject to the other terms of this Agreement, deliver more than one Request on any one day.

5.3	Advance of Revolving Loans

(a)	The Facility Agent shall promptly notify each Revolving Credit Lender of the details of the requested Revolving Loan and the amount of its participation in the Revolving Loan.

(b)	Subject to the terms of this Agreement, each Revolving Credit Lender shall make its participation in the Revolving Loan available to the Facility Agent for the relevant Borrower in the currency in which it is to be borrowed, on the relevant Drawdown Date.

(c)	The amount of each Revolving Credit Lender’s participation in the Revolving Loan will be the proportion of the Loan which its Commitment in respect of the relevant Facility bears to the Total Revolving Credit Commitments in respect of the relevant Facility on the proposed Drawdown Date adjusted, if necessary, to reflect the operation of Clause 2.4 (A Lender’s individual limit).

6.	SWINGLINE LOANS

6.1	Drawdown

(a)	A Borrower may borrow a Swingline Loan if the appropriate Swingline Agent receives from the Obligors’ Agent a duly completed Request. Each Request must be copied to the Facility Agent and is irrevocable.

(b)	Unless the Facility Agent and the appropriate Swingline Agent otherwise agree, the latest time for receipt:

(i)	by the U.S.$ Swingline Agent and the Facility Agent of a duly completed Request for a U.S.$ Swingline Loan is 11.00 a.m. (New York City time) on the proposed Drawdown Date; and

(ii)	by the SEK Swingline Agent of a duly completed Request for a SEK Swingline Loan is 10.00 a.m. (Stockholm time) on the proposed Drawdown Date.

(c)	Each Request for a Swingline Loan must be sent to the appropriate Swingline Agent to its address in New York City or, as the case may be, Stockholm, as well as to the Facility Agent at the same time.

6.2	Completion of Requests

A Request for a Swingline Loan will not be regarded as having been duly completed unless:

(a)	it specifies whether it is a utilisation of the U.S.$ Swingline Facility or the SEK Swingline Facility;

(b)	it specifies the Borrower that will borrow the Loan;

(c)	the Drawdown Date is a U.S.$ Swingline Business Day, or as appropriate, a SEK Swingline Business Day falling within the Availability Period;

(d)	the amount of the Loan is:

(i)	in the case of a U.S.$ Swingline Loan, a minimum of U.S.$25,000,000 and is an integral multiple of U.S.$5,000,000;

(ii)	in the case of a SEK Swingline Loan, a minimum of SEK 100,000,000 and is an integral multiple of SEK 100,000,000;

(iii)	the balance of the undrawn Commitments under the relevant Swingline Facility; or

(iv)	such other amount as the Swingline Agent may agree;

(e)	the amount selected under paragraph (d) does not cause Clause 2.3 (Facility Limits) to be contravened;

(f)	the Interest Period selected complies with Clause 9 (Interest Periods) and does not extend beyond the Maturity Date which applies to the participation of any Swingline Lender; and

(g)	the payment instructions comply with Clause 12 (Payments).

6.3	Advance of Swingline Loans

(a)	In the case of a U.S.$ Swingline Loan, the U.S.$ Swingline Agent shall, not later than 12 noon (New York City time) on the proposed Drawdown Date, notify each U.S.$ Swingline Lender of the details of the requested U.S.$ Swingline Loan and the amount of its participation in the U.S.$ Swingline Loan.

(b)	In the case of a SEK Swingline Loan, the SEK Swingline Agent shall not later than 11.00 a.m. (Stockholm time) on the proposed Drawdown Date notify each SEK Swingline Lender of the details of the requested SEK Swingline Loan and the amount of its participation in the SEK Swingline Loan.

(c)	Subject to the terms of this Agreement, each Swingline Lender shall make its participation in the Swingline Loan available to the Swingline Agent for the relevant Borrower on the relevant Drawdown Date.

(d)	The amount of each Swingline Lender’s participation in the Swingline Loan will be the proportion of the Swingline Loan which its Swingline Commitment bears to the Total Swingline Commitments on the date of receipt of the relevant Request, adjusted, if necessary, to reflect the operation of Clause 2.4 (A Lender’s individual limit).

6.4	Non-payment of Swingline Loans

(a)	If a Swingline Loan is not repaid on its due date, each Lender must pay to the relevant Swingline Agent for the relevant Swingline Lenders an amount calculated as described below.

(b)	The amount (if any) required to be paid by a Lender is the proportion of the Swingline Loan not repaid (together with any interest accrued and unpaid on that amount from the Drawdown Date of the Swingline Loan to the date of payment by that Lender) which the Revolving Commitment of that Lender bears to the Total Revolving Commitments, less the amount of its share (or that of a Lender which is its Affiliate), before any adjustment under this Subclause, in the unpaid amount of the Swingline Loan. If this produces a negative figure for a Lender no amount need be paid by that Lender.

(c)	On a payment under this Subclause, the paying Lenders will be subrogated to the rights of the Swingline Lenders which have shared in the payment received.

(d)	If and to the extent a paying Lender is not able to rely on its rights under paragraph (c) above, the relevant Borrower will be liable to that paying Lender for a debt equal to the amount that paying Lender has paid under this paragraph and the Borrower’s liability to the Swingline Lender will be reduced accordingly.

(e)	Any payment under this Subclause does not reduce the obligations in aggregate of any Obligor.

7.	REPAYMENT

7.1	Repayment

(a)	Subject to paragraph (c) below, the relevant Borrower shall repay each Loan in full, on the last day of its Interest Period, to the Facility Agent or (in the case of a Swingline Loan) to the relevant Swingline Agent for the relevant Lender(s) participating in that Loan.

(b)	Without prejudice to each Borrower’s obligation under paragraph (a) above, if one or more Revolving Loans are to be made available to a Borrower:

(i)	on the same day that a maturing Revolving Loan is due to be repaid by that Borrower;

(ii)	in the same currency as the maturing Revolving Loan (unless it arose as a result of the operation of Clause 11.2 (Revocation of currency); and

(iii)	in whole or in part for the purpose of refinancing the maturing Revolving Loan;

the aggregate amount of the new Revolving Loans shall be treated as if applied in or towards repayment of the maturing Revolving Loan so that:

(A)	if the amount of the maturing Revolving Loan exceeds the aggregate amount of the new Revolving Loans:

I.	the relevant Borrower will only be required to pay an amount in cash in the relevant currency equal to that excess; and

II.	each Lender’s participation (if any) in the new Revolving Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation (if any) in the maturing Revolving Loan and that Lender will not be required to make its participation in the new Loans available in cash; and

(B)	if the amount of the maturing Revolving Loan is equal to or less than the aggregate amount of the new Revolving Loans:

I.	the relevant Borrower will not be required to make any payment in cash; and

II.	each Lender will be required to make its participation in the new Revolving Loans available in cash only to the extent that its participation (if any) in the new Revolving Loans exceeds that Lender’s participation (if any) in the maturing Revolving Loan and the remainder of that Lender’s participation in the new Revolving Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation in the maturing Revolving Loan.

(c)	At any time when a Lender becomes a Defaulting Lender, the maturity date of each of the participations of that Lender in the Loans then outstanding will be automatically extended to the last day of the Availability Period and will be treated as separate Loans (the Separate Loans) denominated in the currency in which the relevant participations are outstanding.

(d)	A Borrower to whom a Separate Loan is outstanding may prepay that Loan by giving five Business Days’ prior notice to the Facility Agent. The Facility Agent will forward a copy of a prepayment notice received in accordance with this paragraph (d) to the Defaulting Lender concerned as soon as practicable on receipt.

(e)	Interest in respect of a Separate Loan will accrue for successive Interest Periods selected by the Borrower by the time and date specified by the Facility Agent (acting reasonably) and will be payable by that Borrower to the Defaulting Lender on the last day of each Interest Period of that Loan.

(f)	The terms of this Agreement relating to Loans generally shall continue to apply to Separate Loans other than to the extent inconsistent with paragraphs (b) to (e) above, in which case those paragraphs shall prevail in respect of any Separate Loan.

7.2	Re-borrowing

Subject to the other terms of this Agreement, any amounts repaid under Clause 7.1 (Repayment) may be re-borrowed.

8.	PREPAYMENT AND CANCELLATION

8.1	Automatic cancellation

The Total Commitments shall, to the extent not already voluntarily cancelled under Clause 8.2 (Voluntary cancellation) or Clause 8.3 (Additional right of prepayment and cancellation), be automatically cancelled in full on the Maturity Date.

8.2	Voluntary cancellation

(a)	The Obligors’ Agent may, by giving not less than five days’ prior written notice to the Facility Agent (or such shorter period of notice as the Majority Lenders may agree), cancel in whole or in part the undrawn amount of the Total Revolving Commitments (but the cancellation in part of either shall be in a minimum of U.S.$25,000,000 and an integral multiple of U.S.$5,000,000).

(b)	The Obligors’ Agent may, by giving prior written notice to the U.S.$ Swingline Agent, cancel the unutilised portion of the Total U.S.$ Swingline Commitments in whole or in part (but if in part, in a minimum of U.S.$25,000,000 and an integral multiple of U.S.$5,000,000).

(c)	The Obligors’ Agent may, by giving prior written notice to the SEK Swingline Agent, cancel the unutilised portion of the Total SEK Swingline Commitments in whole or in part (but if in part, in a minimum of SEK 200,000,000 and an integral multiple of SEK 50,000,000).

(d)	Any such cancellation shall reduce the Commitment of each Lender in respect of the relevant Facility pro rata.

(e)	The Obligors’ Agent may not cancel the Total Revolving Commitments if it would result in the Total U.S.$ Swingline Commitments and the Total SEK Swingline Commitments exceeding the Total Revolving Commitments.

8.3	Additional right of prepayment and cancellation

If:

(a)	a Borrower is required to pay to a Lender any additional amounts under Clause 13 (Taxes); or

(b)	a Borrower is required to pay to a Lender any amount under Clause 15 (Increased Costs); or

(c)	Clause 14 (Market Disruption) is in operation but no agreement has been reached under Clause 14.3 (Substitute basis),

then, without prejudice to the obligations of the Borrowers under those Clauses, the Obligors’ Agent may, whilst the relevant circumstances continue, serve a notice of prepayment and cancellation on that Lender through the Facility Agent. On the date falling five Business Days after the date of service of the notice:

(i)	all the Borrowers shall prepay the participations of that Lender and its Affiliated Lender (if any) in all the Loans; and

(ii)	the Commitments of that Lender and its Affiliated Lender (if any) shall be cancelled.

8.4	Right of cancellation in relation to a Defaulting Lender

(a)	If any Lender becomes a Defaulting Lender, the Parent may, at any time whilst the Lender continues to be such, give the Facility Agent five Business Days’ notice of cancellation of each Available Commitment of that Lender.

(b)	On the notice referred to in paragraph (a) above becoming effective, each Commitment of the Defaulting Lender shall immediately be reduced to zero.

(c)	The Facility Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.

8.5	Mandatory Prepayment

(a)	If, at any time after the date of this Agreement:

(i)	it is or becomes unlawful for any Obligor to perform any of its obligations under the Finance Documents; or

(ii)	any Borrower (other than the Parent) is not or ceases to be a Subsidiary of the Parent; or

(iii)	the guarantee of the Parent is not effective or is alleged by any Obligor to be ineffective for any reason,

(iv)	then the Facility Agent may, and shall if so directed by the Majority Lenders, by notice to the Obligors’ Agent:

(A)	cancel the Total Commitments; and/or

(B)	demand that all or part of the Loans, together with accrued interest and all other amounts accrued under the Finance Documents, be repaid forthwith, whereupon they shall be repaid forthwith;

(b)	If a change of control occurs, the Parent shall promptly notify the Facility Agent upon becoming aware of that change of control and any Lender shall have the right, within one month (or such longer period as the Parent and the Facility Agent acting on the instructions of all the Lenders may agree) of the Facility Agent receiving notice of the change of control under this paragraph, to require the Facility Agent to reduce, by notification to the Parent (the Notification of Reduction), its Commitments under the Facility to zero. Thirty days following receipt of a Notification of Reduction with respect to a Lender, that Lender’s Commitment will be cancelled in full and the Borrowers shall repay that Lender’s participations in all Loans together with accrued interest and all other amounts accrued under the Finance Documents in respect of that Lender.

(c)	For the purposes of paragraph (b) above, a change of control occurs if a person or group of persons acting in concert at any time after the date of this Agreement acquires more than 50 per cent. of the shares which carry the right to vote in the Parent.

8.6	Miscellaneous provisions

(a)	Any notice of prepayment and cancellation or notice of cancellation under this Agreement is irrevocable. The Facility Agent shall notify the Lenders promptly of receipt of any such notice.

(b)	All prepayments under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to Clause 25.2 (Other indemnities), without premium or penalty. All cancellations under this Agreement shall be made without penalty.

(c)	No prepayment or cancellation is permitted except in accordance with the express terms of this Agreement.

(d)	Subject to Clause 2.10 (Increase), no amount of a Commitment which is cancelled under this Agreement may subsequently be reinstated.

(e)	No amount prepaid under this Agreement may subsequently be re-borrowed.

9.	INTEREST PERIODS

9.1	General

Each Loan has one Interest Period only.

9.2	Selection

(a)	The Obligors’ Agent may select an Interest Period for a Loan in the relevant Request. Each Interest Period for a Loan will commence on its Drawdown Date.

(b)	Subject to the following provisions of this Clause 9:

(i)	each Interest Period for a Revolving Loan will be one, two, three or six months or any other period agreed by the relevant Borrower and the Facility Agent (acting on the instructions of all the Lenders);

(ii)	each Interest Period for a U.S.$ Swingline Loan will be a period not exceeding 7 U.S.$ Swingline Business Days; and

(iii)	each Interest Period for an SEK Swingline Loan will be a period not exceeding 7 SEK Swingline Business Days.

(c)	No more than five Revolving Loans with Interest Periods of one month may be outstanding at any time.

9.3	Non-Business Days

If an Interest Period for a Revolving Loan would otherwise end on a day which is not a Business Day, that Interest Period shall instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

9.4	Overrunning of the Maturity Date

If an Interest Period in respect of a Loan borrowed under the Facility would otherwise overrun the Maturity Date, it shall be shortened so that it ends on the Maturity Date.

9.5	Notification

The Facility Agent shall notify each relevant Party of the duration of each Interest Period promptly after ascertaining its duration.

10.	INTEREST

10.1	Interest rate

(a)	The rate of interest on each Revolving Loan for its Interest Period is the rate per annum determined by the Facility Agent to be the aggregate of the applicable:

(i)	Margin;

(ii)	LIBOR (or EURIBOR or STIBOR where appropriate); and

(iii)	Mandatory Cost (if any).

(b)	The rate of interest on each U.S.$ Swingline Loan for its Interest Period is the rate per annum determined by the U.S.$ Swingline Agent to be the U.S.$ Swingline Rate for each day during its Interest Period.

(c)	The rate of interest on each SEK Swingline Loan for its Interest Period is the rate per annum determined by the SEK Swingline Agent to be the SEK Swingline Rate for each day during its Interest Period.

10.2	Adjustment of Margin

(a)	In this Clause 10.2:

(i)	Margin Reset Date means any day upon which there is a change in the credit rating assigned to the Parent’s long term unsecured and unsubordinated debt by either or both of the Rating Agencies, as notified to the Facility Agent in accordance with Clause 19.3 (Information - miscellaneous);

(ii)	Margin Period means the period from (and including) a Margin Reset Date to (but excluding) the next Margin Reset Date.

(b)	For the period from (and including) the date of this Agreement to (but excluding) the first Margin Reset Date, the Margin shall be 0.55 per cent. per annum.

(c)	On each Margin Reset Date, the Facility Agent shall determine the Margin (the relevant Margin) which will apply to all Interest Periods commencing during the Margin Period commencing on that Margin Reset Date.

(d) (i)	If the Parent’s long term unsecured and unsubordinated debt has assigned to it a credit rating by only one Rating Agency, the relevant Margin shall be the percentage rate per annum shown alongside that credit rating under the heading of the relevant Rating Agency in the table below;

(ii)	if the Parent’s long term unsecured and unsubordinated debt has assigned to it a credit rating by both Rating Agencies and the level of both credit ratings is the same, the relevant Margin shall be the percentage rate per annum shown alongside those credit ratings in the table below;

(iii)	if the Parent’s long term unsecured and unsubordinated debt has assigned to it a credit rating by both Rating Agencies but the level of both credit ratings is not the same, then:

(A)	if the credit ratings are different by only one level, the lower level will apply;

(B)	if the credit ratings are different by more than one level, then either:

I.	the average credit rating will apply; or

II.	if the average credit rating falls between two levels, the higher level will apply,

and for the purposes of this clause, the level of a credit rating shall be that shown as such alongside that credit rating in the table below, with level 1 being the highest and level 4 being the lowest.

Level	Standard & Poor’s rating	Moody’s rating	Applicable Margin (per cent. per annum)

1	A- or higher	A3 or higher	0.45

2	BBB+	Baa1	0.55

3	BBB	Baa2	0.70

4	BBB- or lower	Baa3 or lower	0.90

(e) (i)	On and from any date upon which neither Rating Agency continues to assign a credit rating to the Parent’s long term unsecured and unsubordinated debt, the Margin shall be 0.90 per cent. per annum.

(ii)	the Margin as determined in accordance with subparagraph (e)(i) above shall continue until such time as one or both Rating Agency assigns a credit rating to the long term unsecured and unsubordinated debt of the Parent, at which time the remaining provisions of this Clause 10.2 shall apply.

(f)	For so long as:

(i)	the Parent is in default of its obligations under this Agreement to notify the Facility Agent of any change in its long-term credit rating in accordance with Clause 19.3 (Information - miscellaneous); or

(ii)	an Event of Default is outstanding,

the Margin will be the highest applicable rate, being 0.90 per cent. per annum.

10.3	Due dates

Except as otherwise provided in this Agreement, accrued interest on each Loan is payable by the relevant Borrower on the last day of the Interest Period for that Loan and also, if the Interest Period is longer than six months, on the dates falling at six monthly intervals after the first day of that Interest Period.

10.4	Default interest

(a)	If an Obligor fails to pay any amount payable by it under the Finance Documents, it shall forthwith on demand by the Facility Agent pay interest on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate (the default rate) determined by the Facility Agent to be one per cent. per annum above, as applicable:

(i)	the rate on the overdue amount under Clause 10.1 (Interest rate) immediately before the due date (if of principal of a Loan to the end of the relevant Interest Period current at the due date of payment); or

(ii)	if the overdue amount relates to a U.S.$ Swingline Loan, the U.S.$ Swingline Rate; or

(iii)	if the overdue amount related to a SEK Swingline Loan, the SEK Swingline Rate; or

(iv)	in all other cases (including principal of a Loan following the relevant Interest Period current at the due date of payment), the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Revolving Loan in the currency of the overdue amount for such successive Interest Periods of such duration as the Facility Agent may determine (each a Designated Interest Period).

(b)	The default rate will be determined:

(i)	if calculated by reference to the relevant Swingline Rate, on each day; or

(ii)	if calculated by reference to LIBOR, EURIBOR or STIBOR on each Business Day or the first day of, or two Business Days before the first day of, the relevant Designated Interest Period, as appropriate.

(c)	If the default rate is to be determined by reference to LIBOR, EURIBOR or STIBOR and the Facility Agent determines that deposits in the currency of the overdue amount are not at the relevant time being made available by the Reference Banks to leading banks in the London interbank market, the default rate will be determined by reference to the cost of funds to the Facility Agent from whatever sources it may select.

(d)	Default interest will be compounded monthly (if calculated by reference to the Swingline Rate) or at the end of each Designated Interest Period (if calculated by reference to LIBOR, EURIBOR or STIBOR).

10.5	Notification of rates of interest

The relevant Agent shall promptly notify the Obligors’ Agent and the relevant Lenders of the determination of a rate of interest under this Agreement.

11.	OPTIONAL CURRENCIES

11.1	Selection

(a)	The Obligors’ Agent may select the currency of a Revolving Loan in the relevant Request.

(b)	The currency of each Revolving Loan must be U.S. Dollars or an Optional Currency.

(c)	The Obligors’ Agent may not choose a currency if as a result the Revolving Loans would be denominated at any one time in more than four currencies.

(d)	The Facility Agent shall notify each Revolving Credit Lender of the currency of each Revolving Loan, the applicable Facility Agent’s Spot Rate of Exchange and the Original Dollar Amount promptly after they are ascertained.

11.2	Revocation of currency

If before 9.30 a.m. on any Rate Fixing Day, the Facility Agent receives notice from a Revolving Credit Lender that:

(a)	it is impracticable for it to fund its participation in a Revolving Loan in the relevant Optional Currency during that Interest Period in the ordinary course of business in the London interbank market (or the European interbank market as appropriate); and/or

(b)	the use of the proposed Optional Currency might contravene any law or regulation,

the Facility Agent shall give notice to the Obligors’ Agent and to the Revolving Credit Lenders to that effect before 11.00 a.m. on that day. In this event:

(i)	the Obligors’ Agent and the Revolving Credit Lenders may agree that the drawdown will not be made; or

(ii)	in the absence of agreement:

(A)	that Lender’s participation in the Loan (or, if more than one Lender is similarly affected, those Lenders’ participations in the Loan) shall be treated as a separate Loan denominated in U.S. Dollars during the relevant Interest Period;

(B)	in the definition of LIBOR (insofar as it applies to that Loan) in Clause 1.1 (Definitions):

I.	there shall be substituted for the time “11.00 a.m.” the time “1.00 p.m.”; and

II.	paragraph (b) of that definition shall apply.

11.3	Amount of Optional Currencies

(a)	If a Revolving Loan is to be drawn down in an Optional Currency, the amount of each Lender’s participation in that Revolving Loan will be determined by converting into that Optional Currency that Lender’s participation in the Original Dollar Amount of that Revolving Loan on the basis of the Facility Agent’s Spot Rate of Exchange one Business Day before the Rate Fixing Day applicable to that Loan.

(b)	The Facility Agent shall notify the Lenders and the Obligors’ Agent of Optional Currency amounts (and the applicable Facility Agent’s Spot Rate of Exchange) promptly after they are ascertained.

12.	PAYMENTS

12.1	Place

All payments by an Obligor or a Lender under the Finance Documents shall be made to the Facility Agent or (if the payment relates to a Swingline Facility) the relevant Swingline Agent to its account at such office or bank in the principal financial centre of the country of the relevant currency (or, in the case of Euros, in the principal financial centre of a Participating Member State, Stockholm or London) as it may notify to that Obligor or that Lender for this purpose. Notwithstanding the above, all payments by the Parent to the Co-ordinators under Clauses 22 (Fees) and 23 (Expenses) shall be made to the Co-ordinators in the manner agreed by the Co-ordinators and the Parent.

12.2	Funds

Payments under the Finance Documents to an Agent shall be made for value on the due date at such times and in such funds as the relevant Agent may specify as being customary at the time for the settlement of transactions in the relevant currency in the place for payment.

12.3	Distribution

(a)	Each payment received by an Agent under the Finance Documents for another Party shall, subject to paragraphs (b) and (c) below, be made available by that Agent to that Party by payment (on the date and in the currency and funds of receipt) to its account with such office or bank in the principal financial centre of the country of the relevant currency (or, in the case of Euros, in the principal financial centre of a Participating Member State, Stockholm or London) as it may notify to that Agent for this purpose by not less than five Business Days’ prior notice.

(b)	Each Agent may apply any amount received by it for an Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from an Obligor under the Finance Documents or in or towards the purchase of any amount of any currency to be so applied.

(c)	Where a sum is to be paid to an Agent under the Finance Documents for another Party, that Agent is not obliged to pay that sum to that Party until it has established that it has actually received that sum. Each Agent may, however, assume that the sum has been paid to it in accordance with this Agreement, and, in reliance on that assumption, make available to that Party a corresponding amount. If the sum has not been made available but an Agent has paid a corresponding amount to another Party, that Party shall forthwith on demand by that Agent refund the corresponding amount together with interest on that amount from the date of payment to the date of receipt, calculated at a rate determined by the relevant Agent to reflect its cost of funds.

12.4	Currency

(a)	A repayment or prepayment of a Loan or any part of a Loan is payable in the currency in which the Loan is denominated on its due date.

(b)	Interest is payable in the currency in which the relevant amount in respect of which it is payable is denominated.

(c)	Amounts payable in respect of costs, expenses and taxes and the like are payable in the currency in which they are incurred.

(d)	Any other amount payable under the Finance Documents is, except as otherwise provided in the Finance Documents, payable in U.S. Dollars.

12.5	Set-off and counterclaim

All payments made by an Obligor under the Finance Documents shall be made without set-off or counterclaim.

12.6	Non-Business Days

(a)	If a payment under the Finance Documents is due on a day which is not a Business Day, the due date for that payment shall instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal under this Agreement interest is payable on that principal at the rate payable on the original due date.

12.7	Impaired Agent

(a)	If, at any time, an Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 12.1 (Place) and Clause 12.2 (Funds) may instead either pay that amount direct to the required recipient or, if it is not reasonably practicable to pay that amount direct, pay that amount to an interest-bearing account held with an Acceptable Bank and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents. In each case such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the beneficiaries of that trust account pro rata to their respective entitlements.

(c)	A Party which has made a payment in accordance with this Clause 12.7 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)	Promptly upon the appointment of a successor Agent in accordance with Clause 21.15 (Resignation of an Agent), each Party which has made a payment to a trust account in accordance with this Clause 12.7 shall give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution in accordance with Clause 12.3 (Distribution).

12.8	Partial payments

(a)	If the Facility Agent receives a payment insufficient to discharge all the amounts then due and payable by the Borrowers under the Finance Documents, the Facility Agent shall apply that payment towards the obligations of the Borrowers under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid, fees, costs and expenses of the Agents under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	If a Swingline Agent receives a payment insufficient to discharge all the amounts then due and payable by the Borrowers to the relevant Swingline Lenders under this Agreement, the relevant Swingline Agent shall apply that payment towards the obligations of the Borrowers under the Finance Documents in respect of the relevant Swingline Facility in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the relevant Swingline Agent under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest on a relevant Swingline Loan due but unpaid under this Agreement; and

(iii)	thirdly, in or towards payment pro rata of the principal of any relevant Swingline Loan due but unpaid under this Agreement.

(c)	The relevant Agent shall, if so directed by all the Lenders in the case of paragraph (a) above or all the relevant Swingline Lenders in the case of paragraph (b) above, vary the order set out in subparagraphs (a)(ii) to (iv) above or (b)(ii) and (iii) above, as appropriate.

(d)	Paragraphs (a), (b) and (c) above will override any appropriation made by any Borrower.

13.	TAXES

13.1	Gross-up

All payments by an Obligor under the Finance Documents shall be made without any deduction and free and clear of and without any deduction for or on account of any taxes, except to the extent that the Obligor is required by law to make payment subject to any taxes. If any tax or amounts in respect of tax must be deducted, or any other deductions must be made, from any amounts payable or paid by an Obligor, or paid or payable by an Agent to a Lender, under the Finance Documents, the Obligor shall pay such additional amounts as may be necessary to ensure that the relevant Finance Party receives a net amount equal to the full amount which it would have received had payment not been made subject to tax or any other deduction.

13.2	Tax receipts

All taxes required by law to be deducted or withheld by an Obligor from any amounts paid or payable under the Finance Documents shall be paid by the relevant Obligor when due and the Obligor shall, within 15 days of the payment being made, deliver to the relevant Agent evidence satisfactory to that Agent (including all relevant tax receipts) that the payment has been duly remitted to the appropriate authority.

13.3	Tax indemnity

(a)	Without prejudice to the provisions of Clause 13.1 (Gross-up), if any Lender, the Facility Agent or a Swingline Agent on its behalf is required to make any payment on account of a Nonexcluded Tax on or in relation to any amounts paid or payable from any Obligor under the Finance Documents (including, without limitation, any sum received or receivable under this Clause 13) or any such liability in respect of any such payment is asserted, imposed, levied or assessed against such Lender, the Facility Agent or a Swingline Agent on its behalf, such Obligor shall, upon demand of the Facility Agent, promptly indemnify such Lender, the Facility Agent or Swingline Agent against such payment or liability, together with any interest, penalties and expenses payable or incurred in connection therewith, except and to the extent that:

(i)	such liability or interest, penalties or expenses arises as a result of failure by such Lender, Facility Agent or Swingline Agent to make any payment by the latest date legally permitted; or

(ii)	such liability or interest, penalties or expenses arises out of a failure to comply with the relevant filing, certification or other reporting requirements stipulated by the relevant tax authority in the jurisdiction of such Lender, Facility Agent or Swingline Agent in connection with such requirement to make any such payment on account of tax.

(b)	For the purposes of paragraph (a) above, Nonexcluded Tax shall mean all taxes (including withholding taxes collected at source of payment) other than:

(i)	taxes imposed on net income;

(ii)	taxes imposed by the jurisdiction in which the Lender, Facility Agent or relevant Swingline Agent is organised by virtue of such party being organised in such jurisdiction; and

(iii)	taxes imposed by the jurisdiction in which the Lender, Facility Agent or relevant Swingline Agent is located or doing business by virtue of such party being so located or doing business.

13.4	Indemnity claims

A party intending to make a claim pursuant to Clause 13.3 (Tax indemnity) shall, promptly upon becoming aware of the circumstances giving rise to such claim, notify the Facility Agent thereof, whereupon the Facility Agent shall notify the relevant Obligor thereof.

13.5	U.S. Taxation - delivery of forms and statements

(a)	Within 31 days after the date of this Agreement, each Lender (which is not a United States person as such term is defined in section 7701(a)(30) of the Code) shall submit to the Obligors’ Agent duly completed and signed copies of either:

(i)	Form W-8BEN (entitling the relevant Lender to a complete exemption from withholding on all amounts to be received by it, including fees, under the Finance Documents); or

(ii)	Form W-8ECI (relating to all amounts to be received by the relevant Lender, including fees, under the Finance Documents),

of the United States Internal Revenue Service.

(b)	Any New Lender (as defined in Clause 28.2 (Transfers by Lenders)) shall comply with the provisions of paragraph (a) above within 31 days, or earlier if requested, of it becoming a New Lender under this Agreement.

(c)	Other than as set out in paragraphs (a) and (b) above, each Lender (and any New Lender) shall submit to the Obligors’ Agent such additional duly completed and signed copies of the applicable forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may be:

(i)	reasonably requested by an Obligor from that Lender (or New Lender); and or

(ii)	required under then current United States law or regulations to determine the United States withholding taxes on payment in respect of all amounts to be received by that Lender (or New Lender), including fees, under the Finance Documents.

(d)	Upon the request of an Obligor, any New Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Obligors’ Agent duly completed Internal Revenue Service Form W-9, establishing that it is such a United States person.

(e)	If any Lender (or any New Lender) determines that it is unable to submit any form or certificate that it is obliged to submit pursuant to this Clause 13.5, or that any information or declaration contained in any such form or certificate previously submitted has either ceased or will cease to be true, accurate and complete in all respects, it shall promptly notify the Obligors’ Agent and the Facility Agent of such fact.

13.6	Tax credit

If an Obligor makes a payment under Clause 13.1 (Gross-up) or Clause 13.3 (Tax indemnity) (a Tax Payment) and the relevant Finance Party determines (in its absolute discretion) that:

(a)	a credit against, relief or remission for, or repayment of any tax (a Tax Credit) is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines (in its absolute discretion) will leave it (after that payment) in the same after-tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

14.	MARKET DISRUPTION

14.1	Absence of quotations

If LIBOR, EURIBOR or STIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply an offered rate by 11.30 a.m. on a Rate Fixing Day, the applicable LIBOR, EURIBOR or STIBOR shall, subject to Clause 14.2 (Market disruption), be determined on the basis of the quotations of the remaining Reference Banks.

14.2	Market disruption

If:

(a) (i)	LIBOR, EURIBOR or STIBOR is to be determined by reference to the Reference Banks but no, or only one, Reference Bank supplies a rate, by 11.30 a.m. on a Rate Fixing Day; or

(ii)	the Facility Agent otherwise determines that adequate and fair means do not exist for ascertaining LIBOR, EURIBOR or STIBOR; or

(b)	the Facility Agent receives notification from Revolving Credit Lenders whose participations in a Revolving Loan exceed 50 per cent. of that Revolving Loan that, in their opinion:

(i)	matching deposits may not be available to them in the London interbank market or (as applicable) the European interbank market or the Stockholm interbank market in the ordinary course of business to fund their participations in that Revolving Loan for the relevant Interest Period; or

(ii)	the cost to them of obtaining matching deposits in the London interbank market, the European interbank market or the Stockholm interbank market would be in excess of LIBOR, EURIBOR or STIBOR (as applicable) for the relevant Interest Period, the Facility Agent shall promptly notify the Obligors’ Agent and the Revolving Credit Lenders of the fact and that this Clause 14 is in operation.

14.3	Substitute basis

(a)	After any notification under Clause 14.2 (Market disruption), the rate of interest on the affected Loan for the Interest Period for each Lender shall be the percentage rate per annum which is the sum of:

(i)	the Margin;

(ii)	the rate notified to the Obligors’ Agent as soon as practicable and in any event no later than five Business Days before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding the Loan from whatever source it may reasonably select (such calculation of cost shall be certified in reasonable detail and disclosed to the Obligors’ Agent, provided that this shall not in any way require a Lender to reveal any information it considers to be confidential about itself or its operations); and

(iii)	Mandatory Cost (if any).

(b)	Within five Business Days of receipt of the notification, the Obligors’ Agent and the Facility Agent shall enter into negotiations for a period of not more than 30 days with a view to agreeing a substitute basis for determining the rate of interest and/or funding applicable to the Loan and (to the extent required) any future Loans to be denominated in the currency of the affected Loan. Any substitute basis so agreed above shall be, with the prior consent of all the Lenders, binding on all the Parties.

15.	INCREASED COSTS

15.1	Increased costs

(a)	Subject to Clause 15.2 (Exceptions), the Parent shall forthwith on demand by a Finance Party pay to that Finance Party the amount of any increased cost incurred by it or any of its Affiliates as a result of:

(i)	any Change in Law; or

(ii)	compliance with any regulation made after the date of this Agreement,

(including any law or regulation relating to taxation, change in currency of a country, or reserve asset, special deposit, cash ratio, liquidity or capital adequacy requirements or any other form of banking or monetary control).

(b)	In this Agreement increased cost means:

(i)	an additional cost incurred by a Finance Party or any of its Affiliates as a result of it having entered into, or performing, maintaining or funding its obligations under, this Agreement; or

(ii)	that portion of an additional cost incurred by a Finance Party or any of its Affiliates in making, funding or maintaining all or any advances comprised in a class of advances formed by or including that Finance Party’s participations in the Loans made or to be made under this Agreement as is attributable to a Finance Party making, funding or maintaining those participations; or

(iii)	a reduction in any amount payable to a Finance Party or any of its Affiliates or the effective return to a Finance Party or any of its Affiliates under this Agreement or (to the extent that it is attributable to this Agreement) on its capital; or

(iv)	the amount of any payment made by a Finance Party or any of its Affiliates, or the amount of any interest or other return foregone by a Finance Party or any of its Affiliates, calculated by reference to any amount received or receivable by that Finance Party or any of its Affiliates from any other Party under this Agreement.

(c)	As soon as practicable after becoming aware that the Parent is liable, or will become liable, to pay any amount in accordance with the provisions of paragraph (a) above, the Facility Agent will notify the Parent accordingly.

15.2	Exceptions

Clause 15.1 (Increased costs) does not apply to any increased cost:

(a)	compensated for by the payment of the Mandatory Cost;

(b)	compensated for by the operation of Clause 13 (Taxes); or

(c)	attributed to any change in the rate of, or change in the basis of calculating, tax on the overall net income of a Lender (or the overall net income of a division or branch of that Lender) imposed in the jurisdiction in which its principal office for the time being is situate.

15.3	Claims

(a)	A Finance Party intending to make a claim for an Increased Cost must provide the Parent with a certificate confirming the amount of (and the calculation leading to such amount, provided that this shall not in any way require a Finance Party to reveal any information it considers to be confidential about itself or its operations), and the events giving rise to, the claim.

(b)	Failure or delay on the part of any Finance Party to demand compensation pursuant to this Clause shall not constitute a waiver of such Finance Party’s right to demand such compensation; provided that the Parent shall not be required to compensate a Finance Party pursuant to this Clause for any increased costs incurred or reductions suffered more than six months prior to the date that such Finance Party notifies the Parent of such Finance Party’s intention to claim compensation therefor.

16.	ILLEGALITY

If it is or becomes unlawful in any jurisdiction for a Lender to give effect to any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan, then:

(a)	that Lender may notify the Obligors’ Agent through the Facility Agent accordingly; and

(b) (i)	each Borrower shall forthwith prepay the participations of that Lender and its Affiliated Lender (if any) in all the Loans made to it; and

(ii)	the Commitments of that Lender and its Affiliated Lender (if any) shall forthwith be cancelled.

17.	GUARANTEE

17.1	Guarantee and Indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)	as principal obligor guarantees to each Finance Party prompt performance by each Borrower of all its obligations under the Finance Documents;

(b)	undertakes with each Finance Party that whenever a Borrower does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall forthwith on demand by an Agent pay that amount as if that Guarantor instead of the Borrower were expressed to be the principal obligor; and

(c)	indemnifies each Finance Party on demand against any loss or liability suffered by it if any obligation guaranteed by that Guarantor is or becomes unenforceable, invalid or illegal.

17.2	Limitations of guarantee by Autoliv ASP, Inc.

The obligations of Autoliv ASP, Inc. under this Clause 17 only extend to the obligations of Autoliv Inc. as Borrower under this Agreement.

17.3	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

17.4	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 17 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

17.5	Waiver of defences

The obligations of each Guarantor under this Clause 17 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 17 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

17.6	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 17. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

17.7	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 17.

17.8	Non-competition

Until all amounts which may be or become payable by the Borrowers under or in connection with the Finance Documents have been irrevocably paid in full, no Guarantor shall after a claim has been made or by virtue of any payment or performance by it under this Clause 17:

(a)	be subrogated to any rights, security or monies held, received or receivable by any Finance Party (or any trustee or agent on its behalf) or be entitled to any right of contribution or indemnity in respect of any payment made or monies received on account of a Guarantor’s liability under this Clause 17;

(b)	claim, rank, prove or vote as a creditor of any Borrower or its estate in competition with any Finance Party (or any trustee or agent on its behalf); or

(c)	receive, claim or have the benefit of any payment, distribution or security from or on account of any Borrower, or exercise any right of set-off as against any Borrower,

unless the Facility Agent otherwise directs. Each Guarantor shall hold in trust for and forthwith pay or transfer to the Facility Agent for the Finance Parties any payment or distribution or benefit of security received by it contrary to this Clause 17.8 or as directed by the Facility Agent.

17.9	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

17.10	Consideration and enforceability

(a)	Each Guarantor represents warrants and agrees that:

(i)	it will receive valuable direct and indirect benefits as a result of the transactions financed by the Loans; and

(ii)	these benefits will constitute “reasonably equivalent value” and “fair consideration” as those terms are used in the fraudulent transfer laws.

(b)	Each Guarantor acknowledges and agrees that the Finance Parties have acted in good faith in connection with the guarantee granted under this Clause 17, and the transactions contemplated by this Agreement.

(c)	This Clause 17 shall be enforceable against each Guarantor to the maximum extent permitted by the fraudulent transfer laws.

(d)	Each Guarantor’s liability under this Clause 17 shall be limited so that no obligation of, or transfer by, a Guarantor under this Clause 17 is subject to avoidance and turnover under the fraudulent transfer laws.

(e)	For the purposes of this Clause, “fraudulent transfer laws” means applicable United States bankruptcy and state fraudulent transfer and conveyance statutes and the related case law.

17.11	U.S. Guarantors

(a)	In this Agreement:

fraudulent transfer law means any applicable United States bankruptcy and State fraudulent transfer and conveyance statute and any related case law;

U.S. Debtor means an Obligor that is incorporated or organized under the laws of the United States of America or any State of the United States of America (including the District of Columbia) or that has a place of business or property in the United States of America.

U.S. Guarantor means any Guarantor that is a U.S. Debtor; and

terms used in this Subclause are to be construed in accordance with the fraudulent transfer laws.

(b)	Each U.S. Guarantor acknowledges that:

(i)	it will receive valuable direct or indirect benefits as a result of the transactions financed by the Finance Documents;

(ii)	those benefits will constitute reasonably equivalent value and fair consideration for the purpose of any fraudulent transfer law; and

(iii)	each Finance Party has acted in good faith in connection with the guarantee given by that U.S. Guarantor and the transactions contemplated by the Finance Documents.

(c)	Each Finance Party agrees that each U.S. Guarantor’s liability under this Clause is limited so that no obligation of, or transfer by, any U.S. Guarantor under this Clause is subject to avoidance and turnover under any fraudulent transfer law.

(d)	Each U.S. Guarantor represents and warrants to each Finance Party that:

(i)	the aggregate amount of its debts (including its obligations under the Finance Documents) is less than the aggregate value (being the lesser of fair valuation and present fair saleable value) of its assets;

(ii)	its capital is not unreasonably small to carry on its business as it is being conducted;

(iii)	it has not incurred and does not intend to incur debts beyond its ability to pay as they mature; and

(iv)	it has not made a transfer or incurred any obligation under any Finance Document with the intent to hinder, delay or defraud any of its present or future creditors.

(e)	Each representation and warranty in this Subclause:

(i)	is made by each U.S. Guarantor on the date of this Agreement; and

(ii)	is deemed to be repeated by each U.S. Guarantor on the date of each Request and the first day of each Interest Period; and

is, when repeated, applied to the circumstances existing at the time of repetition.

18.	REPRESENTATIONS AND WARRANTIES

18.1	Representations and warranties

Each Obligor makes the representations and warranties set out in this Clause 18 to each Finance Party.

18.2	Status

(a)	It is a limited liability company, duly incorporated and validly existing under the laws of the jurisdiction of its incorporation; and

(b)	each Material Group Member has the power to own its assets and carry on its business as it is being conducted.

18.3	Powers and authority

It has the power to enter into and perform, and has taken all necessary action to authorize the entry into, performance and delivery of, the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.

18.4	Legal validity

Each Finance Document to which it is or will be a party constitutes, or when executed in accordance with its terms will constitute, its legal, valid and binding obligation enforceable in accordance with its terms.

18.5	Non-conflict

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents to which it is a party do not and will not:

(a)	conflict with any law or regulation or judicial or official order; or

(b)	conflict with the constitutional documents of any Obligor; or

(c)	conflict with any document which is binding upon any Obligor or any asset of any Obligor.

18.6	No default

(a)	No Default is outstanding or might result from the making of any Loan; and

(b)	no other event is outstanding which constitutes (or with the giving of notice, lapse of time, determination of materiality or the fulfilment of any other applicable condition or any combination of the foregoing, would constitute) a default under any document which is binding on any member of the Group or any asset of any member of the Group to an extent or in a manner which could reasonably be expected to have a material adverse effect.

18.7	Authorizations

(a)	All authorizations which would reasonably be considered to be required in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, the Finance Documents to which it is a party have been obtained or effected (as appropriate) and are in full force and effect.

(b)	All acts, conditions and things required to be done, fulfilled and performed under the laws of the United States of America in order to make the Finance Documents admissible in evidence in the United States of America have been done, fulfilled and performed.

18.8	Accounts

(a)	In the case of the Parent, the audited consolidated accounts of the Group most recently delivered to the Facility Agent (which, at the date of this Agreement, are the Original Group Accounts):

(i)	have been prepared in accordance with accounting principles and practices generally accepted in the U.S.A. consistently applied; and

(ii)	fairly represent the consolidated financial condition of the Group as at the date to which they were drawn up.

(b)	In the case of each Borrower other than the Parent, its audited accounts most recently delivered to the Facility Agent:

(i)	have been prepared in accordance with accounting principles and practices generally accepted in the jurisdiction of its incorporation consistently applied; and

(ii)	fairly represent its financial condition as at the date to which they were drawn up.

18.9	Litigation

(a)	Other than as specifically disclosed to the Facility Agent prior to the date of this Agreement, no litigation, arbitration or administrative proceedings are current or, to its knowledge, pending or threatened, which are reasonably to be expected to be adversely determined, and which might, if adversely determined, have a material adverse effect.

(b)	In respect of any litigation, arbitration or administrative proceedings disclosed to the Facility Agent prior to the date of this Agreement, there has been no development in the conduct of those proceedings which might have a material adverse effect.

18.10	Taxes on payments

It will not be required to make any deduction or withholding from any payment it may make to any Finance Party under the Finance Documents.

18.11	No immunity

In any proceedings taken in the United States of America, or any other relevant state or jurisdiction, in relation to the Finance Documents, it will not be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

18.12	Pari passu ranking

Its obligations under the Finance Documents will rank at least pari passu with the claims of all its other unsecured creditors save those whose claims are preferred solely by any bankruptcy, insolvency, liquidation or other similar laws of general application.

18.13	Winding up: re-organisation etc.

It has not taken any corporate action nor have any other steps been taken or legal proceedings been started or (to the best of its knowledge and belief) threatened against it for its winding-up, dissolution, administration or re-organisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of it or of any or all of its assets or revenues.

18.14	Environmental Law

Other than as specifically disclosed to the Facility Agent prior to the date of this Agreement, each Obligor is and has been in compliance with all applicable Environmental Laws and Environmental Licences in all material respects and, so far as it is aware, there are no circumstances that may at any time prevent or interfere with continued compliance by it with all applicable Environmental Laws and Environmental Licences in all material respects. Other than as disclosed to the Facility Agent prior to the date of this Agreement, no Environmental Claim is pending or, to the best of its knowledge, threatened against it or any of its properties.

18.15	ERISA

Each Plan of the Obligors and their respective ERISA Affiliates complies in all material respects with all applicable requirements of law and regulation. No Reportable Event has occurred with respect to any Plan which might have a material adverse effect, and no steps have been taken to terminate any Plan. No Obligor or any Subsidiary or ERISA Affiliate of an Obligor has had a complete or partial withdrawal from any Multiemployer Plan or initiated any steps to do so.

18.16	Investment Company Act

No Obligor is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the United States Investment Company Act of 1940, as amended.

18.17	Federal Power Act

No Obligor is a “public utility” within the meaning of, or otherwise subject to regulation under, the United States Federal Power Act.

18.18	Other regulation

No Obligor is subject to regulation under any United States Federal or State statute or regulation that limits its ability to incur or guarantee indebtedness.

18.19	Margin Stock

(a)	The proceeds of the Loans have been and will be used only for the purposes described in Clause 3 (Purpose).

(b)	No Obligor is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations U and X of the Board of Governors of the United States Federal Reserve System).

(c)	None of the transactions contemplated in this Agreement (including, without limitation, the borrowings hereunder and the use of the proceeds thereof) will violate or result in a violation of Section 7 of the Securities Exchange Act of 1934 (or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X).

18.20	Solvency

(a)	The Parent has not incurred and does not intend to incur or believe it will incur debts beyond its ability to pay as they mature.

(b)	The Parent has made no transfer or incurred any obligation under this Agreement with the intent to hinder, delay or defraud any of its present or future creditors.

(c)	For purposes of this Clause 18.20:

(i)	debt means any liability on a claim;

(ii)	claim means (A) any right to payment, whether or not that right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, or (B) any right to an equitable remedy for breach of performance if that breach gives rise to payment, whether or not the right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured; and

(iii)	terms used in this Clause 18.20 shall be construed in accordance with the applicable United States bankruptcy and New York fraudulent conveyance statutes and the related case law.

18.21	Stamp duties

No stamp or registration duty or similar taxes or charges are payable in respect of any Finance Document.

18.22	No Security Interests

Other than as permitted by the provisions of Clause 19.8 (Negative pledge), no Security Interest exists over all or any of its present or future revenues or assets.

18.23	Material adverse change

There has been no material adverse change in the condition (financial or otherwise) of any Borrower or the Group as a whole since the date of the Original Group Accounts.

18.24	Jurisdiction/governing law

(a)	Its:

(i)	irrevocable submission under this Agreement to the jurisdiction of the courts of England and New York;

(ii)	agreement that this Agreement and any non-contractual obligations arising out of it are governed by English law; and

(iii)	agreement not to claim any immunity to which it or its assets may be entitled,

are legal, valid and binding under the laws of its jurisdiction of incorporation; and

(b)	any judgment obtained in England or in New York will be recognised and be enforceable by the courts of its jurisdiction of incorporation.

18.25	United States laws

(a)	In this Subclause:

Anti-Terrorism Law means each of:

(i)	Executive Order No. 13224 on Terrorist Financing: Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism issued September 23, 2001, as amended by Order 13268 (as so amended, the Executive Order);

(ii)	the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (commonly known as the USA Patriot Act) (the USA Patriot Act);

(iii)	the Money Laundering Control Act of 1986, 18 U.S.C. sect. 1956; and

(iv)	any similar law relating to terrorism or money laundering enacted in the United States of America subsequent to the date of this Agreement.

Restricted Party means any person listed:

(i)	in the Annex to the Executive Order;

(ii)	on the “Specially Designated Nationals and Blocked Persons” list maintained by the Office of Foreign Assets Control of the United States Department of the Treasury; or

(iii)	in any successor list to either of the foregoing.

(b)	To the best of its knowledge, neither it nor any of its Affiliates:

(i)	is, or is controlled by, a Restricted Party;

(ii)	has received funds or other property from a Restricted Party; or

(iii)	is in breach of or has been notified by any governmental or quasi-governmental, regulatory or judicial body or agency that it is the subject of any action or investigation under any Anti-Terrorism Law.

18.26	Times for making representations and warranties

The representations and warranties set out in this Clause 18:

(a)	are made on the date of this Agreement; and

(b)	(with the exception of Clause 18.10 (Taxes on payments) and Clause 18.23 (Material adverse change)) are deemed to be repeated by each Obligor on the date of each Request and the first day of each Interest Period with reference to the facts and circumstances then existing.

19.	UNDERTAKINGS

19.1	Duration

The undertakings in this Clause 19 remain in force from the date of this Agreement for so long as any amount is or may be outstanding under this Agreement or any Commitment is in force.

19.2	Financial information

The Parent shall supply to the Facility Agent in sufficient copies for all the Lenders:

(a)	as soon as the same are available (and in any event within 180 days (or, in the case of Autoliv AB, within 212 days) of the end of each of its financial years):

(i)	its audited consolidated accounts for that financial year; and

(ii)	the audited accounts of each Borrower for that financial year;

(b)	as soon as the same are available (and in any event within 90 days of the end of the first half-year of each of its financial years):

(i)	its unaudited consolidated accounts for that half-year; and

(ii)	the unaudited accounts of Autoliv ASP, Inc. for that half-year.

(c)	as soon as the same are available (and in any event within 60 days of the end of each financial quarter):

(i)	its unaudited consolidated accounts for that financial quarter; and

(ii)	the unaudited accounts of Autoliv ASP, Inc. for that financial quarter.

19.3	Information - miscellaneous

The Parent shall supply to the Facility Agent:

(a)	any press release issued by the Parent and any information in the possession or control of any member of the Group regarding its financial condition and operations about matters which are reasonably likely to affect any Finance Party’s rights under the Finance Documents; and

(b)	(unless already provided to the Facility Agent) promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings which are current, threatened or pending, and which might, if adversely determined, have a material adverse effect on the financial condition of any Material Subsidiary or on the Group as a whole or on the ability of any Obligor to perform its obligations under this Agreement; and

(c)	promptly, such further information in the possession or control of any member of the Group regarding its financial condition and operations as any Finance Party may reasonably request; and

(d)	immediately upon its occurrence, details of any change in the credit rating assigned to the Parent’s long term unsecured and unsubordinated debt by either or both of the Rating Agencies.

19.4	Notification of Default

Each Obligor shall notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon its occurrence.

19.5	Compliance certificates

The Parent shall supply to the Facility Agent:

(a)	within five Business Days of delivery of the accounts specified in Clause 19.2(a)(i), (b)(i) and (c)(i) (Financial information); and

(b)	promptly at any other time, if the Facility Agent so requests, a Compliance Certificate signed by one of its senior officers on its behalf (substantially in the form set out in Schedule 6 (Form of Compliance Certificate)):

(i)	setting out computations as to compliance with Clause 19.22 (Subsidiary Borrowings) as at the date at which the accounts referred to in paragraph (a) above were drawn up;

(ii)	confirming the credit ratings which currently apply to the Parent’s long term unsecured and unsubordinated debt; and

(iii)	certifying that no Default is outstanding or, if a Default is outstanding, specifying the Default and the steps, if any, being taken to remedy it.

19.6	Authorizations

Each Obligor shall promptly:

(a)	obtain, maintain and comply with the terms of; and

(b)	supply certified copies to the Facility Agent of,

any authorization required under any law or regulation to enable it to perform its obligations under, or for the validity or enforceability of, any Finance Document.

19.7	Pari passu ranking

Each Obligor shall procure that its obligations under the Finance Documents do and will rank at least pari passu with all its other present and future unsecured obligations, except for obligations mandatorily preferred by law applying to companies generally.

19.8	Negative pledge

(a)	No Obligor shall, and the Parent shall procure that no other member of the Group will, create or permit to subsist any Security Interest on any of its assets (other than Unrestricted Margin Stock).

(b)	Paragraph (a) does not apply to:

(i)	any lien arising by operation of law in the ordinary course of business and securing amounts not more than 30 days overdue;

(ii)	any Security Interest disclosed in writing to the Facility Agent prior to the execution of this Agreement which secures Financial Indebtedness outstanding at the date of this Agreement;

(iii)	any Security Interest arising in relation to set-off arrangements between cash balances and bank borrowings with the same bank which arise in the ordinary course of business;

(iv)	any Security Interest existing at the time of acquisition on or over any asset acquired by a member of the Group after the date of this Agreement which was not created in contemplation of or in connection with that acquisition, provided that the principal amount secured by such Security Interest and outstanding at the time of acquisition is not subsequently increased and the Security Interest is discharged within three months;

(v)	in the case of any company which becomes a member of the Group after the date of this Agreement, any Security Interest existing on or over its assets when it becomes a member of the Group which was not created in contemplation of or in connection with it becoming a member of the Group, provided that:

(A)	the principal amount secured by such Security Interest and outstanding when the relevant company became a member of the Group is not increased;

(B)	no amount is secured by any such Security Interest which is not secured by the relevant Security Interest when the relevant company becomes a member of the Group; and

(C)	the Security Interest is discharged within three months;

(vi)	any Security Interest replacing any of the Security Interests permitted by paragraphs (iv) and (v), provided that the amount secured by any replacement Security Interest shall not exceed the amount outstanding and secured by the original Security Interest at the time of the creation of the replacement Security Interest, the value of the replacement asset over which the replacement Security Interest is created does not exceed the value of the asset over which the original Security Interest was held, the replacement Security Interest secures the same obligations as the original Security Interest and such replacement Security Interest is discharged within the original three-month period specified in paragraphs (iv) and (v); and

(vii)	any other Security Interest provided that at the time that the Security Interest is created, the aggregate amount of indebtedness secured by all Security Interests permitted under this Clause 19.8(b)(vii) (other than those permitted by subparagraphs 19.8(b)(i) - (vi) above), when taken together with the aggregate value of financing raised or the amount involved in the financing of an asset in transactions described in Clause 19.9 (Transactions similar to security), does not exceed 5 per cent. of the book value of the consolidated total assets of the Group, as determined by reference to the most recent consolidated accounts of the Group delivered pursuant to Clause 19.2 (Financial information).

19.9	Transactions similar to security

(a)	No Obligor shall, and the Parent shall procure that no other Material Subsidiary will:

(i)	sell, transfer or otherwise dispose of a material part of its assets (either in one transaction or a series of transactions, whether related or not) on terms whereby it is or may be leased to or re-acquired or acquired by a member of the Group or any of its related entities; or

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms, except for the discounting of bills or notes in the ordinary course of trading,

(b)	in each case, in circumstances where the transaction is entered into primarily as a method of raising finance or of financing the acquisition of an asset, save where the aggregate of (a) financing raised or the amount involved in the financing of the acquisition of an asset in transactions described in this Clause 19.9 (Transactions similar to security) and (b) the Security Interests permitted by Clause 19.8(b)(vii) (Negative pledge), does not exceed 5 per cent. of the book value of the consolidated total assets of the Group, as determined by reference to the most recent consolidated accounts of the Group delivered pursuant to Clause 19.2 (Financial information). Paragraph (a) above does not apply to Unrestricted Margin Stock.

19.10	Disposals

(a)	No Obligor shall, and the Parent shall procure that no other Material Subsidiary will, either in a single transaction or in a series of transactions, whether related or not and whether voluntarily or involuntarily, sell, transfer, grant or lease or otherwise dispose of all or any substantial part of its assets.

(b)	Paragraph (a) does not apply to:

(i)	disposals made in the ordinary course of business of the disposing entity; or

(ii)	disposals of assets in exchange for other assets comparable or superior as to type, value and quality; or

(iii)	disposals made on an arms length basis for full market consideration; or

(iv)	disposals made with the prior written consent of the Majority Lenders; or

(v)	any disposal of assets from:

(A)	an Obligor to another Obligor; or

(B)	a Material Subsidiary (other than an Obligor) to an Obligor or any other Subsidiary; or

(C)	any other Subsidiary of the Parent to any member of the Group,

provided that all such disposals in this paragraph (v) are made for full market consideration,

19.11	Change of business

The Parent shall procure that no substantial change is made to the general nature or scope of the business of the Parent or of the Group from that carried on at the date of this Agreement.

19.12	Mergers

The Parent shall not, without the prior written consent of the Majority Lenders, finalise or effectuate any amalgamation, demerger, merger or reconstruction.

19.13	Insurances

Each Obligor shall, and the Parent will procure that the Group taken as a whole will, effect and maintain such insurance over and in respect of its property, assets and business with reputable underwriters or insurance companies and in such a manner and to such extent as is reasonable and customary for a business enterprise engaged in the same or similar businesses and in the same or similar localities.

19.14	Third party guarantees

No Obligor shall, and will ensure that no other member of the Group shall, without the prior consent of the Majority Lenders, grant any guarantee, bond, indemnity, counter-indemnity or similar instrument in respect of any material obligation of a person other than a member of the Group, save for:

(a)	on the terms of the Finance Documents; or

(b)	any guarantee related to the purchase or supply of goods and/or services by such Obligor or a member of the Group or a consortium or a group of companies of which such Obligor or a member of the Group is a party, which guarantee is given in the ordinary course of business.

19.15	Environmental Matters

Each Obligor that directly or indirectly owns, leases, occupies or uses real property in the United States shall, in all material respects, comply with:

(a)	all applicable Environmental Law; and

(b)	the terms and conditions of all Environmental Licenses applicable to it,

and for this purpose will implement procedures to monitor compliance with and to prevent any liability under Environmental Law.

19.16	Notice requirements

Each Obligor will give the Facility Agent prompt notice of the occurrence of any of the following events:

(a)	non-compliance in any material respect with any Environmental Law or Environmental License of which it is aware;

(b)	any Environmental Claim or any other claim, notice or other communication served on it in respect of any alleged breach of any Environmental Law or Environmental License which could reasonably be expected to have a material adverse effect;

(c)	any actual or suspected Environmental Contamination which might have a material adverse effect;

(d)	any Reportable Event;

(e)	termination of any Plan maintained or contributed by the Obligor or any ERISA Affiliate or any action that might result in termination; or

(f)	complete or partial withdrawal from any Multiemployer Plan by the Obligor or any ERISA Affiliate or any action that might result in complete or partial withdrawal.

In each notice delivered under this Clause, the relevant Obligor will include reasonable details concerning the occurrence that is the subject of the notice as well as the Obligor’s proposed course of action, if any. Delivery of a notice under this Clause will not affect the Obligor’s obligations to comply with any other provision of this Agreement.

19.17	Investment Company Act

No Obligor will, either by act or omission, become, or permit any other Obligor to become, an “investment company” or a company “controlled” by an “investment company”, within the meaning of the United States Investment Company Act of 1940, as amended.

19.18	Public utility status

No Obligor will, either by act or omission, become or permit any other Obligor or, as a result of its obligations under this Agreement, the Lender to become subject to regulation under the United States Federal Power Act of 1920, as amended.

19.19	ERISA

No Obligor will take any action or omit to take any action or permit any Subsidiary or ERISA Affiliate to take any action or omit to take any action with respect to any Plan that might result in the imposition of a lien or other Security Interest on any property of the Obligor or any Subsidiary or otherwise have a material adverse effect.

19.20	Margin Stock

The Obligors will use the proceeds of the Loans only for the purpose described in Clause 3 (Purpose). No Obligor will engage in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations U and X issued by the Board of Governors of the United States Federal Reserve System). The Obligors shall procure that none of the proceeds of the Loans will be used for any purpose that will violate or result in the violation of Section 7 of the Securities Exchange Act of 1934 (or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X). If requested by the Facility Agent, the Obligors’ Agent will furnish to the Facility Agent in connection with any Loan hereunder a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U.

19.21	Solvency

The Parent will, at all times, maintain sufficient capital to conduct its current and proposed business and operations, maintain its ability to pay its debts as they become due, and continue to own property having a value – both at fair valuation and at present fair saleable value – greater than the total amount of the probable liability of the Parent on its debts and obligations (including this Agreement).

19.22	Subsidiary Borrowings

(a)	In this Clause 19.22:

Borrowings means:

(a)	the outstanding principal amount of any monies borrowed;

(b)	the outstanding principal amount of any debenture, bond, note, loan stock or other security;

(c)	the outstanding principal amount of any acceptance under any acceptance credit opened by a bank or other financial institution and not attributable to goods or documents of title to goods in the ordinary course of documentary credit transactions;

(d)	the principal amount, outstanding for more than 90 days on its original terms and created in connection with the payment of the acquisition price of any asset before or after the time of acquisition or possession by the party liable, where the advance or deferred payment is arranged primarily as a method of raising finance or financing the acquisition of an asset;

(e)	any fixed or minimum premium payable on the repayment or redemption of any instrument referred to in subparagraph (b) above; and

(f)	the outstanding principal amount of any indebtedness of any person of a type referred to in subparagraphs (a) - (e) above which is the subject of a guarantee indemnity and/or other form of assurance against financial loss.

For the avoidance of doubt, the amount of any provision for pension liabilities made in the accounts delivered in accordance with Clause 19.2 (Financial information) shall not constitute Borrowings for the purposes of this definition.

Subsidiary Borrowings means, at any time, the aggregate amount of all Borrowings of the Parent’s Subsidiaries (other than the Borrowers) at that time (without double counting in relation to intra-Group Borrowings or guarantees given by one Subsidiary in relation to the Borrowings of another).

(b)	For the purposes of this Clause 19.22 figures shall be expressed in U.S. Dollars and, where any currency has to be converted into U.S. Dollars for this purpose, such conversion shall be made at the rate of exchange applied in the relevant financial accounts delivered under Clause 19.2 (Financial information).

(c)	The Parent shall procure that Subsidiary Borrowings shall at no time exceed U.S.$400,000,000 (or its equivalent).

19.23	Know your customer requirements

(a)	Each Obligor must promptly on the request of any Finance Party supply to that Finance Party documentation or other evidence which is reasonably requested by that Finance Party (whether for itself, on behalf of any Finance Party or any prospective new Lender) to enable a Finance Party or prospective new Lender to carry out and be satisfied with the results of all applicable know your customer requirements.

(b)	Each Lender must promptly on the request of the Facility Agent supply to the Facility Agent documentation or other evidence which is reasonably required by the Facility Agent to carry out and be satisfied with the results of all applicable know your customer requirements.

(c)	Each Lender agrees that any information it receives under this Clause 19.23 (Know your customer requirements) shall be kept confidential in accordance with Clause 29 (Disclosure of Information).

20.	DEFAULT

20.1	Events of Default

Each of the events set out in this Clause 20 is an Event of Default (whether or not caused by any reason whatsoever outside the control of an Obligor or any other person).

20.2	Non-payment

An Obligor does not pay on the due date any amount payable by it under the Finance Documents at the place at and in the currency in which it is expressed to be payable and, if the non-payment is caused solely by administrative or technical error, or relates solely to non-payment of interest or fees, it is not remedied within three Business Days.

20.3	Breach of other obligations

An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 20.2 (Non-payment)), provided that, if such non-compliance is capable of remedy, such non-compliance remains unremedied for a period of 14 days.

20.4	Misrepresentation

A representation, warranty or statement made or repeated or deemed to be repeated in or in connection with any Finance Document or in any document delivered by or on behalf of an Obligor under or in connection with any Finance Document is incorrect in any material respect when made or repeated or deemed to be repeated.

20.5	Cross-default

(a)	Any Financial Indebtedness of a member of the Group is not paid when due or within any applicable grace period provided for in the relevant documentation; or

(b)	an event of default howsoever described occurs under any document relating to Financial Indebtedness of a member of the Group; or

(c)	any Financial Indebtedness of a member of the Group becomes prematurely due and payable or is placed on demand as a result of an event of default (howsoever described) under the document relating to that Financial Indebtedness; or

(d)	any commitment for, or underwriting of, any Financial Indebtedness of a member of the Group is cancelled or suspended as a result of an event of default (howsoever described) under the document relating to that Financial Indebtedness; or

(e)	any Security Interest securing Financial Indebtedness over any asset of a member of the Group becomes enforceable,

Provided that no Event of Default shall occur under this Clause 20.5 unless the aggregate amount of all the Financial Indebtedness with respect to which an event or events under paragraphs (a) to (e) (inclusive) above occurs or occur is at least U.S.$40,000,000 (or its equivalent in other currencies).

20.6	Insolvency

(a)	An Obligor or any Material Subsidiary is, or is deemed for the purposes of any law to be, unable to pay its debts as they fall due or to be insolvent, or admits inability to pay its debts as they fall due; or

(b)	an Obligor or any Material Subsidiary suspends making payments on all or any class of its debts or announces an intention to do so, or a moratorium is declared in respect of any of its indebtedness; or

(c)	an Obligor or any Material Subsidiary, by reason of financial difficulties, begins negotiations with one or more of its creditors with a view to the readjustment or rescheduling of any of its indebtedness.

20.7	Insolvency proceedings

(a)	Any step (including petition, proposal or convening a meeting) is taken with a view to a composition, assignment or arrangement with any creditors of an Obligor or any Material Subsidiary; or

(b)	a meeting of an Obligor or any Material Subsidiary is convened for the purpose of considering any resolution for (or to petition for) its winding-up or for its administration or any such resolution is passed; or

(c)	any person presents a petition for the winding-up or for the administration of an Obligor or any Material Subsidiary, other than a petition which is frivolous or vexatious, or which is dismissed within 30 days; or

(d)	an order for the winding-up or administration of an Obligor or any Material Subsidiary is made; or

(e)	any other step (including petition, proposal or convening a meeting) is taken with a view to the rehabilitation, administration, custodianship, liquidation, winding-up or dissolution of an Obligor or any Material Subsidiary or any other insolvency proceedings involving an Obligor or any Material Subsidiary, unless such step is taken by a third party and is frivolous or vexatious.

20.8	Appointment of receivers and managers

(a)	Any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or the like is appointed in respect of an Obligor or any Material Subsidiary or any part of its assets; or

(b)	the directors of an Obligor or any Material Subsidiary requests the appointment of a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or the like; or

(c)	any other steps are taken to enforce any Security Interest over any part of the assets of an Obligor or any Material Subsidiary, unless such steps are considered (in the reasonable opinion of the Facility Agent) to be frivolous or vexatious.

20.9	Creditors’ process

Any attachment, sequestration, distress or execution affects any asset of an Obligor or any Material Subsidiary and is not discharged within 14 days.

20.10	Analogous proceedings

There occurs, in relation to an Obligor or any Material Subsidiary, any event anywhere which appears to correspond with any of those mentioned in Clauses 20.6 (Insolvency) to 20.9 (Creditors’ process) (inclusive).

20.11	Cessation of business

An Obligor or any Material Subsidiary ceases, or threatens to cease, to carry on all or a substantial part of its business.

20.12	U.S. Bankruptcy Laws

(a)	Any Obligor makes a general assignment for the benefit of creditors; or

(b)	any Obligor commences a voluntary case or proceeding under the United States Bankruptcy Code or under any other United States Federal or State bankruptcy, insolvency or other similar law (collectively U.S. Bankruptcy Law); or

(c)	an involuntary case under any U.S. Bankruptcy Law is commenced against any Obligor and the petition is not controverted within 30 days and is not dismissed or stayed within 90 days after commencement of the case;

(d)	a custodian, conservator, receiver, liquidator, assignee, trustee, sequestrator or other similar official is appointed under any U.S. Bankruptcy Law for or takes charge of, all or substantial part of the property of any Obligor; or

(e)	an order for relief or other order approving any case or proceeding is entered under any U.S. Bankruptcy Law.

20.13	ERISA

(a)	Any event or condition occurs that presents a material risk that any Obligor or any ERISA Affiliate may incur a material liability to a Plan or, with respect to any Plan, to the United States Internal Revenue Service or to the United States Pension Benefit Guaranty Corporation; or

(b)	An “accumulated funding deficiency” occurs (as that term is defined in section 412 of the United States Internal Revenue Code of 1986, as amended, or section 302 of ERISA), whether or not waived, by reason of the failure of any Obligor or any ERISA Affiliate to make a contribution to a Plan.

20.14	Acceleration

(a)	Upon the occurrence of an Event of Default described in Clause 20.12 (U.S. Bankruptcy Laws):

(i)	the Total Commitments will, if not already cancelled under this Agreement, immediately and automatically be cancelled; and

(ii)	the Loans, together with accrued interest, and all other amounts outstanding under the Finance Documents, will be immediately due and payable, without the requirement of notice or any other formality.

(b)	On and at any time after the occurrence of an Event of Default for as long as such Event of Default is continuing (other than an Event of Default described in Clause 20.12 (U.S. Bankruptcy Laws)) the Facility Agent may, and shall if so directed by the Majority Lenders, by notice to the Obligors’ Agent:

(i)	cancel the Total Commitments; and/or

(ii)	demand that all or part of the Loans, together with accrued interest and all other amounts accrued under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)	demand that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Facility Agent acting on the instructions of the Majority Lenders.

21.	THE AGENTS AND THE CO-ORDINATORS

21.1	Appointment and duties of the Agents

(a)	Each Finance Party (other than the Facility Agent) irrevocably appoints the Facility Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each U.S.$ Swingline Lender irrevocably appoints the U.S.$ Swingline Agent to act as its agent under this Agreement in connection with the U.S.$ Swingline Facility.

(c)	Each SEK Swingline Lender irrevocably appoints the SEK Swingline Agent to act as its agent under this Agreement in connection with the SEK Swingline Facility.

(d)	Each Party appointing an Agent irrevocably authorizes that Agent on its behalf to:

(i)	perform the duties and to exercise the rights, powers and discretions that are specifically delegated to it under or in connection with the Finance Documents, together with any other incidental rights, powers and discretions; and

(ii)	execute each Finance Document expressed to be executed by that Agent on that Party’s behalf.

(e)	An Agent has only those duties which are expressly specified in this Agreement. Those duties are solely of a mechanical and administrative nature.

21.2	Role of the Co-ordinators

Except as specifically provided in this Agreement, no Co-ordinator has any obligations of any kind to any other Party under or in connection with any Finance Document.

21.3	Relationship

The relationship between an Agent and the other Finance Parties is that of agent and principal only. Nothing in this Agreement constitutes an Agent as trustee or fiduciary for any other Party or any other person and an Agent need not hold in trust any monies paid to it for a Party or be liable to account for interest on those monies.

21.4	Majority Lenders’ instructions

(a)	Each Agent will be fully protected if it acts in accordance with the instructions of the Majority Lenders in connection with the exercise of any right, power or discretion or any matter not expressly provided for in the Finance Documents. Any such instructions given by the Majority Lenders will be binding on all the Lenders. In the absence of such instructions, an Agent may act as it considers to be in the best interests of all the Lenders.

(b)	No Agent is authorized to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

21.5	Delegation

Each Agent may act under the Finance Documents through its personnel and agents.

21.6	Responsibility for documentation

Neither of the Agents or the Co-ordinators is responsible to any other Party for:

(a)	the execution, genuineness, validity, enforceability or sufficiency of any Finance Document or any other document;

(b)	the collectability of amounts payable under any Finance Document; or

(c)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document.

21.7	Default

(a)	No Agent is obliged to monitor or enquire as to whether or not a Default has occurred. No Agent will be deemed to have knowledge of the occurrence of a Default. However, if an Agent receives notice from a Party referring to this Agreement, describing the Default and stating that the event is a Default, or is otherwise aware of any non-payment default, it shall promptly notify the Lenders.

(b)	Each Agent may require the receipt of security satisfactory to it, whether by way of payment in advance or otherwise, against any liability or loss which it will or may incur in taking any proceedings or action arising out of or in connection with any Finance Document before it commences those proceedings or takes that action.

21.8	Exoneration

(a)	Without limiting paragraph (b) below (and without prejudice to the provisions of paragraph (e) of Clause 21.18 (Disruption to Payment Systems etc.)), no Agent will be liable (including, without limitation, for negligence or any other category of liability whatsoever) to any other Party for any action taken or not taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party may take any proceedings against any officer, employee or agent of an Agent in respect of any claim it might have against that Agent or in respect of any act or omission of any kind (including gross negligence or wilful misconduct) by that officer, employee or agent in relation to any Finance Document. Any officer, employee or agent of an Agent may rely on this subclause and enforce its terms under the Contracts (Rights of Third Parties) Act 1999.

(c)	(i) Nothing in this Agreement will oblige any Agent or Co-ordinator to satisfy any know your customer requirement in relation to the identity of any person on behalf of any Finance Party.

(ii)	Each Finance Party confirms to each Agent and Co-ordinator that it is solely responsible for any know your customer requirements it is required to carry out and that it may not rely on any statement in relation to those requirements made by any other person.

21.9	Reliance

In the absence of manifest error or fraud, each Agent may:

(a)	rely on any notice or document believed by it to be genuine and correct and to have been signed by, or with the authority of, the proper person;

(b)	rely on any statement made by a director or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify; and

(c)	engage, pay for and rely on legal or other professional advisers selected by it (including those in that Agent’s employment and those representing a Party other than that Agent).

21.10	Credit approval and appraisal

Without affecting the responsibility of any Borrower for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms that it:

(a)	has made its own independent investigation and assessment of the financial condition and affairs of each Borrower and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by any Agent or any Co-ordinator in connection with any Finance Document; and

(b)	will continue to make its own independent appraisal of the creditworthiness of each Borrower and its related entities while any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

21.11	Information

(a)	The Facility Agent shall promptly forward to the person concerned the original or a copy of any document which is delivered to the Facility Agent by a Party for that person.

(b)	Paragraph (a) above shall not apply to any Novation Certification or to any Increase Confirmation.

(c)	The Facility Agent shall promptly supply a Lender with a copy of each document received by the Facility Agent under Clause 4 (Conditions Precedent), upon the request and at the expense of that Lender.

(d)	Except where this Agreement specifically provides otherwise, the Facility Agent is not obliged to review or check the accuracy or completeness of any document it forwards to another Party.

(e)	Except as provided above, no Agent has any duty:

(i)	either initially or on a continuing basis to provide any Lender with any credit or other information concerning the financial condition or affairs of any Borrower or of its related entities, whether coming into its possession before, on or after the date of this Agreement; or

(ii)	unless specifically requested to do so by a Lender in accordance with a Finance Document, to request any certificates or other documents from any Borrower.

(f)	The Facility Agent may disclose the identity of a Defaulting Lender to the other Finance Parties and the Parent and shall disclose the same upon the written request of the Parent or the Majority Lenders.

21.12	The Agents and the Co-ordinators individually

(a)	If it is also a Lender, each of the Agents and each of the Co-ordinators has the same rights and powers under this Agreement as any other Lender and may exercise those rights and powers as though it were not an Agent or a Co-ordinator.

(b)	Each Agent and each Co-ordinator may:

(i)	carry on any business with a Borrower or its related entities;

(ii)	act as agent or trustee for, or in relation to any financing involving, a Borrower or its related entities; and

(iii)	retain any profits or remuneration in connection with its activities under this Agreement or in relation to any of the foregoing.

(c)	In acting as an Agent, the agency division of each Agent will be treated as a separate entity from its other divisions and departments. Any information acquired by an Agent which, in its opinion, is acquired by it otherwise than in its capacity as an Agent may be treated as confidential by that Agent and will not be deemed to be information possessed by that Agent in its capacity as such.

(d)	Each Borrower irrevocably authorizes an Agent to disclose to the other Finance Parties any information which, in the opinion of that Agent, is received by it in its capacity as an Agent.

(e)	An Agent may deduct from any amount received by it for the Lenders pro rata any unpaid fees, costs and expenses of that Agent incurred by it in connection with the Finance Documents.

21.13	Indemnities

(a)	Without limiting the liability of any Borrower under the Finance Documents, each Revolving Credit Lender shall forthwith on demand indemnify the Facility Agent, and each Swingline Lender shall forthwith on demand indemnify the relevant Swingline Agent, for that Lender’s proportion of any liability or loss (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Facility Agent or the relevant Swingline Agent in any way relating to or arising out of its acting as the Facility Agent or the relevant Swingline Agent, except to the extent that the liability or loss arises directly from the relevant Agent’s gross negligence or wilful misconduct (or, in the case of any cost, loss or liability pursuant to Clause 21.18 (Disruption to Payment Systems etc.) notwithstanding the Facility Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent).

(b)	A Lender’s proportion of the liability or loss set out in paragraph (a) above will be the proportion which the Original Dollar Amount of its participation in the Revolving Loans (if any) bears to the Original Dollar Amount of all the Revolving Loans on the date of the demand or, in the case of a Swingline Lender, the proportion which the participation in the relevant Swingline Loans (if any) bear to all the relevant Swingline Loans outstanding on the date of demand. However, if there are no such Loans outstanding on the date of demand, then the proportion will be the proportion which its Revolving Credit Commitment or relevant Swingline Commitment bears to the Total Revolving Credit Commitments, the Total U.S.$ Swingline Commitments, or Total SEK Swingline Commitments (as applicable) at the date of demand or, if the Total Revolving Credit Commitments, the Total U.S.$ Swingline Commitments, or Total SEK Swingline Commitments (as applicable) have then been cancelled, bore to the Total Revolving Credit Commitments, the Total U.S.$ Swingline Commitments, or Total SEK Swingline Commitments (as applicable) immediately before being cancelled.

21.14	Compliance

(a)	An Agent may refrain from doing anything which might, in its opinion, constitute a breach of any law or regulation or be otherwise actionable at the suit of any person, and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation of any jurisdiction.

(b)	Without limiting paragraph (a) above, no Agent need disclose any information relating to any Borrower or any of its related entities if the disclosure might, in the opinion of that Agent, constitute a breach of any law or regulation or any duty of secrecy or confidentiality or be otherwise actionable at the suit of any person.

21.15	Resignation of an Agent

(a)	Notwithstanding its irrevocable appointment, an Agent may resign by giving notice to the Lenders and the Obligors’ Agent, in which case that Agent may forthwith appoint one of its Affiliates as successor Agent or, failing that, the Majority Lenders may appoint a successor Agent.

(b)	If the appointment of a successor Agent is to be made by the Majority Lenders but they have not, within 30 days after notice of resignation, appointed a successor Agent which accepts the appointment, the relevant Agent may appoint a successor Agent.

(c)	The resignation of an Agent and the appointment of any successor Agent will both become effective only upon the successor Agent notifying all the Parties that it accepts its appointment. On giving the notification, the successor Agent will succeed to the position of the relevant Agent and the term Facility Agent or Swingline Agent will mean the successor Agent.

(d)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as an Agent under this Agreement.

(e)	Upon its resignation becoming effective, this Clause 21 shall continue to benefit the retiring Agent in respect of any action taken or not taken by it under or in connection with the Finance Documents while it was an Agent, and, subject to paragraph (d) above, it shall have no further obligations under any Finance Document.

(f)	The Majority Lenders may, by notice to an Agent, require it to resign in accordance with paragraph (a) above. In this event, that Agent shall resign in accordance with paragraph (a) above but it shall not be entitled to appoint one of its Affiliates as successor Agent.

21.16	Lenders

(a)	Each Agent may treat each Lender as a Lender, entitled to payments under this Agreement and as acting through its Facility Office(s) until it has received not less than five Business Days’ prior notice from that Lender to the contrary.

(b)	The Facility Agent may at any time, and shall if requested to do so by the Majority Lenders, convene a meeting of the Lenders.

21.17	Extraordinary management time and resources

The Parent shall forthwith on demand pay each Agent for the reasonable cost of utilising its management time or other resources in connection with:

(a)	any amendment, waiver, consent or suspension of rights (or any proposal for any of the foregoing) requested by or on behalf of an Obligor and relating to a Finance Document or a document referred to in any Finance Document; or

(b)	the occurrence of a Default; or

(c)	the enforcement of, or the preservation of any rights under, any Finance Document.

Any amount payable to an Agent under this Clause 21.17 will be calculated on the basis of such reasonable daily or hourly rates as that Agent may notify to the Obligors’ Agent, and is in addition to any fee paid or payable to an Agent under Clause 22 (Fees).

21.18	Disruption to Payment Systems etc.

If either the Facility Agent determines (in its discretion) that a Disruption Event has occurred or the Facility Agent is notified by the Parent that a Disruption Event has occurred:

(a)	the Facility Agent may, and shall if requested to do so by the Parent, consult with the Parent with a view to agreeing with the Parent such changes to the operation or administration of the Facility as the Facility Agent may deem necessary in the circumstances;

(b)	the Facility Agent shall not be obliged to consult with the Parent in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Facility Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Facility Agent and the Parent shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 27 (Amendments and Waivers);

(e)	the Facility Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 21.18; and

(f)	the Facility Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

22.	FEES

22.1	Arrangement fee

The Parent shall within five Business Days of the date of this Agreement (or on the first Drawdown Date if the first Drawdown Date falls before the fifth Business Day after the date of this Agreement) pay to the Facility Agent an arrangement fee in the amount agreed in the Fee Letters between the Co-ordinators and the Obligors. This fee shall be distributed by the Facility Agent among the Bookrunner Mandated Lead Arrangers and the Lead Arrangers in accordance with the arrangements agreed by the Co-ordinators with the Bookrunner Mandated Lead Arrangers and Lead Arrangers prior to the date of this Agreement.

22.2	Participation fee

The Parent shall within five Business Days of the date of this Agreement (or on the first Drawdown Date if the first Drawdown Date falls before the fifth Business Day after the date of this Agreement) pay to the Facility Agent a participation fee in the amount agreed in the Fee Letters between the Co-ordinators and the Obligors. This fee shall be distributed by the Facility Agent among the Lenders in accordance with the arrangements agreed by the Co-ordinators with the Lenders prior to the date of this Agreement.

22.3	Facility Agent’s fee

The Parent shall pay to the Facility Agent for its own account an agency fee in the amount agreed in the Fee Letter between the Facility Agent and the Obligors. The agency fee is payable annually in advance. The first payment of this fee is payable within five Business Days of the date of this Agreement and each subsequent payment is payable on each anniversary of the date of this Agreement for so long as any amount is or may be outstanding under this Agreement or any Commitment is in force.

22.4	Commitment fee

(a)	The Parent shall pay to the Facility Agent for each Revolving Credit Lender a commitment fee in U.S. Dollars computed at the rate of 35 per cent. per annum of the applicable Margin on the undrawn, uncancelled amount of that Lender’s Revolving Credit Commitment.

The Commitment fee will be payable on each day on which any Commitment is in force. For this purpose Loans shall be taken at their Original Dollar Amount.

(b)	Commitment fee shall be payable quarterly in arrear from the date of this Agreement. Accrued commitment fee shall also be payable to the Facility Agent for the relevant Lender on the cancelled amount of its Revolving Credit Commitment at the time the cancellation comes into effect.

(c)	No commitment fee is payable to the Facility Agent (for the account of a Lender) on any Available Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

22.5	Utilisation fee

(a)	The Parent must pay to the Facility Agent for each Lender a utilisation fee computed at the rate of:

(i)	0.15 per cent. per annum for each day on which the aggregate amount of the Loans exceeds 33 1/3 per cent. but is less than or equal to 66 2/3 per cent. of the Total Revolving Credit Commitments; or

(ii)	0.30 per cent. per annum for each day on which the aggregate amount of the Loans exceeds 66 2/3 per cent. of the Total Revolving Credit Commitments.

(b)	Utilisation fee is payable on the amount of each Lender’s share in the Loans.

(c)	Accrued utilisation fee is payable quarterly in arrear. Accrued utilisation fee is also payable to the Facility Agent for a Lender on the date that its Commitment is cancelled and its share in the Loans prepaid or repaid in full.

22.6	U.S.$ Swingline Agent’s fee

The Parent shall pay to the U.S.$ Swingline Agent for its own account an agency fee in the amounts and on the terms agreed in the Fee Letter between the Obligors and the U.S.$ Swingline Agent.

22.7	SEK Swingline Agent’s fee

The Parent shall pay to the SEK Swingline Agent for its own account an agency fee in the amounts and on the terms agreed in the Fee Letter between the Obligors and the SEK Swingline Agent.

22.8	Extension Fee

(a)	The Parent must pay to the Facility Agent for each Lender who agrees to the extension of the Maturity Date in respect of its Commitments (in part or in whole) pursuant to Clause 2.11 (Extension Option) an extension fee computed at the rate of 0.05 per cent. of that Lender’s extended Commitments.

(b)	The extension fee is payable, on the anniversary of the date of this Agreement to which the Extension Request relates (being the first or second anniversary), on the amount of each Lender’s extended Commitments in respect of each Extension Request agreed to by that Lender.

22.9	VAT

Any fee referred to in this Clause 22 is exclusive of any value added tax or any other direct tax which might be chargeable in connection with that fee. If any value added tax or other direct tax is so chargeable, it shall be paid by the Borrower at the same time as it pays the relevant fee.

23.	EXPENSES

23.1	Initial and special costs

The Parent shall forthwith on demand pay the Agents and the Co-ordinators the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with:

(a)	the negotiation, preparation, printing and execution of:

(i)	this Agreement and any other documents referred to in this Agreement; and

(ii)	any other Finance Document executed after the date of this Agreement; and

(b)	any amendment, waiver, consent or suspension of rights (or any proposal for any of the foregoing) requested by or on behalf of an Obligor or, in the case of Clause 2.9 (Change of currency), the Facility Agent, and relating to a Finance Document or a document referred to in any Finance Document.

(c)	any other matter, not of an ordinary administrative nature, arising out of or in connection with a Finance Document.

23.2	Enforcement costs

The Parent shall forthwith on demand pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

24.	STAMP DUTIES

The Parent shall pay and forthwith on demand indemnify each Finance Party against any liability it incurs in respect of, any stamp, registration and similar tax which is or becomes payable in connection with the entry into, performance or enforcement of any Finance Document.

25.	INDEMNITIES

25.1	Currency indemnity

(a)	If a Finance Party receives an amount in respect of an Obligor’s liability under the Finance Documents or if that liability is converted into a claim, proof, judgment or order in a currency other than the currency (the contractual currency) in which the amount is expressed to be payable under the relevant Finance Document:

(i)	that Obligor shall indemnify that Finance Party as an independent obligation against any loss or liability arising out of or as a result of the conversion;

(ii)	if the amount received by that Finance Party, when converted into the contractual currency at a market rate in the usual course of its business is less than the amount owed in the contractual currency, the Obligor concerned shall forthwith on demand pay to that Finance Party an amount in the contractual currency equal to the deficit; and

(iii)	the Obligor shall forthwith on demand pay to the each Finance Party forthwith on demand any exchange costs and taxes payable in connection with any such conversion.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

25.2	Other indemnities

The Parent shall forthwith on demand indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:

(a)	the occurrence of any Default;

(b)	a change in the currency of a country or the operation of Clause 2.9 (Change of currency), Clause 20.14 (Acceleration) or Clause 31 (Pro Rata Sharing);

(c)	any payment of principal or an overdue amount being received from any source otherwise than on the last day of a relevant Interest Period or Designated Interest Period (as defined in Clause 10.4 (Default interest)) relative to the amount so received; or

(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment or (other than by reason of negligence or default by that Finance Party) a Loan not being made after the Obligors’ Agent has delivered a Request.

The Parent’s liability in each case includes any loss of Margin or other loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable under any Finance Document, any amount repaid or prepaid or any Loan.

26.	EVIDENCE AND CALCULATIONS

26.1	Accounts

Accounts maintained by a Finance Party in connection with this Agreement are prima facie evidence of the matters to which they relate.

26.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under the Finance Documents is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

26.3	Calculations

Interest (including any applicable Mandatory Cost) and the fees payable under Clause 22.4 (Commitment fee) and Clause 22.5 (Utilisation fee) accrue from day to day and are calculated on the basis of the actual number of days elapsed and a year of 360 days or, where market practice otherwise dictates, 365 days.

27.	AMENDMENTS AND WAIVERS

27.1	Procedure

(a)	Subject to Clause 27.2 (Exceptions), any term of the Finance Documents may be amended or waived with the agreement of the Obligors’ Agent and the Majority Lenders. The Facility Agent may effect, on behalf of any Finance Party, an amendment or waiver permitted under this Clause.

(b)	The Facility Agent shall promptly notify the other Parties of any amendment or waiver effected under paragraph (a) above, and any such amendment or waiver shall be binding on all the Parties.

27.2	Exceptions

(a)	An amendment or waiver which relates to:

(i)	the definition of Majority Lenders in Clause 1.1 (Definitions);

(ii)	an extension of the date for, or a decrease in an amount or a change in the currency of, any payment under the Finance Documents (including the Margin and any fee payable under Clauses 22.4 (Commitment fee), 22.5 (Utilisation fee) or 22.8 (Extension Fee));

(iii)	an increase in or extension of any Commitment;

(iv)	a change in the guarantee of the Parent or Autoliv ASP, Inc.;

(v)	a term of a Finance Document which expressly requires the consent of all Lenders; or

(vi)	Clause 2.5 (Obligations several), Clause 28.2 (Transfers by Lenders), Clause 31 (Pro Rata Sharing) or this Clause 27 (Amendments and Waivers),

must not be made without the prior consent of all the Lenders.

(b)	An amendment or waiver which affects the rights and/or obligations of an Agent may not be effected without the agreement of that Agent.

(c)

If any Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any of the terms of any Finance Document or other vote of Lenders under the terms of this Agreement within 15 Business Days (unless the Parent and the Facility Agent agree to a longer time period in relation to any request) of that request being made, its Commitment shall not be included for the purpose of calculating the Total Commitments when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments has been obtained to approve that request.

27.3	Disenfranchisement of Defaulting Lenders

(a)	For so long as a Defaulting Lender has any Available Commitment, in ascertaining the Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, that Defaulting Lender’s Commitments will be reduced by the amount of its undrawn Commitments.

(b)	For the purposes of this Clause 27.3, the Facility Agent may assume that the following Lenders are Defaulting Lenders:

(i)	any Lender which has notified the Facility Agent that it has become a Defaulting Lender;

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of “Defaulting Lender” has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Facility Agent) or the Facility Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

27.4	Replacement of a Defaulting Lender

(a)	The Parent may, at any time a Lender has become and continues to be a Defaulting Lender, by giving not less than 10 Business Days’ prior written notice to the Facility Agent and such Lender:

(i)	replace such Lender by requiring such Lender to (and to the extent permitted by law such Lender shall) transfer pursuant to Clause 28 (Changes to the Parties) all (and not part only) of its rights and obligations under this Agreement; or

(ii)	require such Lender to (and to the extent permitted by law such Lender shall) transfer pursuant to Clause 28 (Changes to the Parties) all (and not part only) of the undrawn Commitment of the Lender, to a Lender or other bank or financial institution (a Replacement Lender) selected by the Parent, and which (unless the Facility Agent is an Impaired Agent) is acceptable to the Facility Agent (acting reasonably) and which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender (including the assumption of the transferring Lender’s participations or unfunded participations (as the case may be) on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding utilisations and all accrued interest, broken funding costs (to indemnify that Lender for broken funding) and other amounts payable in relation thereto under the Finance Documents.

(b)	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause shall be subject to the following conditions:

(i)	the Parent shall have no right to replace an Agent;

(ii)	neither the Facility Agent nor the Defaulting Lender shall have any obligation to the Parent to find a Replacement Lender;

(iii)	the transfer must take place no later than 10 Business Days after the notice referred to in paragraph (a) above; and

(iv)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents.

27.5	Waivers and Remedies Cumulative

The rights of each Finance Party under the Finance Documents:

(a)	may be exercised as often as necessary;

(b)	are cumulative and not exclusive of its rights under the general law; and

(c)	may be waived only in writing and specifically.

Delay in exercising or non-exercise of any such right is not a waiver of that right.

28.	CHANGES TO THE PARTIES

28.1	Transfers by Obligors

No Obligor may assign, transfer, novate or dispose of any of, or any interest in, its rights and/or obligations under the Finance Documents.

28.2	Transfers by Lenders

(a)	A Lender (the Existing Lender) may, subject to paragraph (b) below, at any time assign, transfer or novate any of its Commitments and/or its rights and/or obligations under this Agreement to another bank or financial institution (the New Lender).

(b) (i)	A transfer of part of a Commitment must be in a minimum amount of at least U.S.$5,000,000 or its remaining Commitment, if less;

(ii)	no transfer by a Lender of its Revolving Credit Commitment may result in its U.S.$ Swingline Commitments, its SEK Swingline Commitments, or the aggregate of its Swingline Commitments or that of its Affiliated Lender exceeding its Revolving Credit Commitment;

(iii)	a Lender may only transfer its Swingline Commitment to a New Lender if the New Lender is, or will be, a Revolving Credit Lender or an Affiliate of a Revolving Credit Lender; and

(iv)	the prior consent of the Parent is required for any such assignment, transfer or novation, unless the New Lender is another Lender or an Affiliate of a Lender or unless an Event of Default has occurred which is continuing. However, the prior consent of the Parent must not be unreasonably withheld or delayed and will be deemed to have been given if, within five Business Days of receipt by the Parent of an application for consent, it has not been expressly refused.

(c)	The Facility Agent is not obliged to execute a Novation Certificate until it has completed all know your customer requirements to its satisfaction. The Facility Agent must promptly notify the Existing Lender and the New Lender if there are any such requirements.

(d)	A transfer of obligations will be effective only if either:

(i)	the obligations are novated in accordance with Clause 28.3 (Procedure for novations); or

(ii)	the New Lender confirms to the Facility Agent and the Obligors’ Agent that it undertakes to be bound by the terms of this Agreement as a Lender in form and substance satisfactory to the Facility Agent. On the transfer becoming effective in this manner the Existing Lender shall be relieved of its obligations under this Agreement to the extent that they are transferred to the New Lender.

(e)	Nothing in this Agreement restricts the ability of a Lender to subcontract an obligation if that Lender remains liable under this Agreement for that obligation.

(f)	On each occasion an Existing Lender assigns, transfers or novates any of its Commitments, or any of its rights and/or obligations under this Agreement, other than in relation to a transfer to an Affiliate, the New Lender shall, on the date the assignment, transfer and/or novation takes effect, pay to the Facility Agent for its own account a fee of U.S.$2,500.

(g)	An Existing Lender is not responsible to a New Lender for:

(i)	the execution, genuineness, validity, enforceability or sufficiency of any Finance Document or any other document;

(ii)	the collectability of amounts payable under any Finance Document; or

(iii)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document.

(h)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made its own independent investigation and assessment of the financial condition and affairs of the Obligors and their related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of the Obligors and their related entities while any amount is or may be outstanding under this Agreement or any Commitment is in force.

(i)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the Commitments and/or rights and/or obligations assigned, transferred or novated under this Clause 28; or

(ii)	support any losses incurred by the New Lender by reason of the non-performance by the Obligors of their obligations under the Finance Documents or otherwise.

(j)	Any reference in this Agreement to a Lender includes a New Lender but excludes a Lender if no amount is or may be owed to or by it under this Agreement and its Commitment has been cancelled or reduced to nil.

28.3	Procedure for novations

(a)	A novation is effected if:

(i)	the Existing Lender and the New Lender deliver to the Facility Agent a duly completed certificate, substantially in the form of Schedule 5 (a Novation Certificate); and

(ii)	the Facility Agent executes it.

(b)	Each Party (other than the Existing Lender and the New Lender) irrevocably authorizes the Facility Agent to execute any duly completed Novation Certificate on its behalf.

(c)	To the extent that they are expressed to be the subject of the novation in the Novation Certificate:

(i)	the Existing Lender and the other Parties (the existing Parties) will be released from their obligations to each other (the discharged obligations);

(ii)	the New Lender and the existing Parties will assume obligations towards each other which differ from the discharged obligations only insofar as they are owed to or assumed by the New Lender instead of the Existing Lender;

(iii)	the rights of the Existing Lender against the existing Parties and vice versa (the discharged rights) will be cancelled; and

(iv)	the New Lender and the existing Parties will acquire rights against each other which differ from the discharged rights only insofar as they are exercisable by or against the New Lender instead of the Existing Lender, all on the date of execution of the Novation Certificate by the Facility Agent or, if later, the date specified in the Novation Certificate (the Transfer Date).

28.4	The Register

The Facility Agent, acting solely for this purpose as an agent of the Obligors, shall maintain at one of its offices a copy of each Novation Certificate delivered to it and a register (the Register) for the recordation of the names and addresses of each Lender and the Commitments of and obligations owing to each Lender. Without limitation of any other provision of this Clause 28 (Changes to the Parties), no transfer of an interest in a Loan or Commitment hereunder shall be effective unless and until recorded in the Register. The entries in the Register shall be conclusive absent manifest error and each Obligor, the Facility Agent and each Lender shall treat each person whose name is recorded in the Register as a Lender notwithstanding any notice to the contrary.

28.5	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 28, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender by way of any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank, except that no such charge, assignment or Security Interest shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security Interest for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

28.6	Pro rata interest settlement

If the Facility Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 28.3 (Procedure for novations) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(a)	any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (Accrued Amounts) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six Monthly intervals after the first day of that Interest Period); and

(b)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:

(i)	when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and

(ii)	the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 28.6, have been payable to it on that date, but after deduction of the Accrued Amounts.

28.7	Additional Borrowers

(a)	The Parent must, by giving not less than 10 Business Day’s prior notice to the Facility Agent, notify the Facility Agent (which must promptly notify the Lenders) of its intention to request one of its wholly-owned (directly or indirectly) Subsidiaries to become an Additional Borrower. Any Additional Borrower must be an incorporated in a member country of the Organisation for Economic Co-operation and Development.

(b)	If the accession of an Additional Borrower requires any Finance Party to carry out know your customer requirements in circumstances where the necessary information is not already available to it, the Parent must promptly on request by any Finance Party supply to that Finance Party any documentation or other evidence which is reasonably requested by that Finance Party (whether for itself, on behalf of any Finance Party or any prospective new Lender) to enable a Finance Party or prospective new Lender to carry out and be satisfied with the results of all applicable know your customer requirements.

(c)	If one of the wholly-owned Subsidiaries of the Parent is to become an Additional Borrower, then the Parent must (following consultation with the Facility Agent) deliver to the Facility Agent the relevant documents and evidence listed in Part 2 of Schedule 2 (Conditions Precedent Documents), in form and substance satisfactory to the Facility Agent.

(d)	The prior consent of all the Lenders is required unless the Additional Borrower is incorporated and has its main centre of interest in a jurisdiction in which an existing Borrower is incorporated.

(e)	The relevant Subsidiary will, subject to paragraph (d) above, become an Additional Borrower when the Finance Parties have received all of the documents and evidence referred to in paragraph (b) above, and the Facility Agent notifies the other Finance Parties and the Parent that it has received all of the documents and evidence referred to in paragraph (c) above, in form and substance satisfactory to them. The Facility Agent must give this notification as soon as reasonably practicable.

(f)	Delivery of an Accession Agreement, executed by the relevant Subsidiary and the Parent, to the Facility Agent constitutes confirmation by that Subsidiary and the Parent that the representations set out in Clause 18 (Representations and Warranties) (with the exception of Clause 18.23 (Material adverse change) are then correct, and that no Event of Default or potential Event of Default is continuing or would occur as a result of such Subsidiary becoming an Additional Borrower.

28.8	Reference Banks

(a)	If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Facility Agent shall (in consultation with the Borrower and the Lenders) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

(b)	If a STIBOR Reference Bank (or if a STIBOR Reference Bank is not a SEK Swingline Lender, the SEK Swingline Lender of which it is an Affiliate) ceases to be a SEK Swingline Lender, the SEK Swingline Agent shall (in consultation with the Borrower and the Lenders) appoint another SEK Swingline Lender or an Affiliate of a SEK Swingline Lender to replace that STIBOR Reference Lender.

29.	DISCLOSURE OF INFORMATION

29.1	Disclosure (General)

Each Lender shall keep confidential any and all information made available to it by any Obligor pursuant to or in connection with the Finance Documents, other than information:

(a)	which at the relevant time is in the public domain; or

(b)	which, after such information has been made available to that Lender, becomes generally available to third parties by publication or otherwise through no breach of this Clause 29 by that Lender; or

(c)	which was lawfully in the possession of that Lender or its advisers prior to such disclosure (as evidenced by that Lender’s written records or the written records of that Lender’s advisers) and which was not acquired directly or indirectly from an Obligor; or

(d)	the disclosure of which is required by law or any competent regulatory body (to the extent of that requirement) or which is necessitated by any legal proceeding or audit requirement; or

(e)	the disclosure of which is made to an Affiliate of that Lender in circumstances where it is that Lender’s usual practice to make such disclosure or where such disclosure is required as part of that Lender’s management or reporting policies or where such disclosure is in the reasonable opinion of that Lender required to protect its position, or to assist in the recovery of amounts, hereunder; or

(f)	the disclosure of which is made to any person with whom it is proposing to enter, or has entered, into any kind of transfer, participation or other agreement in relation to this Agreement; or

(g)	the disclosure of which is made by that Lender to its professional advisers; or

(h)	which is disclosed to another party to this Agreement in the specific circumstances whereby it is made available to that party,

provided that, if a Lender makes such information available to any person in accordance with paragraphs (d), (e), (f) or (g) above, it takes reasonable endeavours to ensure that such party keeps that information confidential to the same extent as set out above.

29.2	Disclosure to numbering service providers

(a)	Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Obligors the following information:

(i)	names of Obligors;

(ii)	country of domicile of Obligors;

(iii)	place of incorporation of Obligors;

(iv)	date of this Agreement;

(v)	the names of the Agent and the Co-ordinators;

(vi)	date of each amendment and restatement of this Agreement;

(vii)	amount of Total Commitments;

(viii)	currencies of the Facility;

(ix)	type of Facility;

(x)	ranking of Facility;

(xi)	Maturity Date for Facility;

(xii)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xi) above; and

(xiii)	such other information agreed between such Finance Party and the Parent,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)	The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	The Parent represents that none of the information set out in paragraphs (i) to (xiii) of paragraph (a) above is, nor will at any time be, unpublished price-sensitive information.

(d)	The Facility Agent shall notify the Parent and the other Finance Parties of:

(i)	the name of any numbering service provider appointed by the Facility Agent in respect of this Agreement, the Facility and/or one or more Obligors; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or one or more Obligors by such numbering service provider.

30.	SET-OFF

A Finance Party may set off any matured obligation owed by an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any obligation (whether or not matured) owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. If either obligation is unliquidated or unascertained, the relevant Finance Party may set off in an amount estimated by it in good faith to be the amount of that obligation.

31.	PRO RATA SHARING

31.1	Redistribution

If any amount owing by an Obligor under the Finance Documents to a Finance Party (the recovering Finance Party) is discharged by payment, set-off or any other manner other than in accordance with Clause 12 (Payments) (a recovery), then:

(a)	the recovering Finance Party shall, within three Business Days, notify details of the recovery to the Facility Agent;

(b)	the Facility Agent shall determine whether the recovery is in excess of the amount which the recovering Finance Party would have received had the recovery been received by the Facility Agent and distributed in accordance with Clause 12 (Payments);

(c)	subject to Clause 31.3 (Exceptions), the recovering Finance Party shall, within three Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the redistribution) equal to the excess;

(d)	the Facility Agent shall treat the redistribution as if it were a payment by the relevant Obligor under Clause 12 (Payments) and shall pay the redistribution to the Finance Parties (other than the recovering Finance Party) in accordance with Clause 12.8 (Partial payments); and

(e)	after payment of the full redistribution, the recovering Finance Party will be subrogated to the portion of the claims paid under paragraph (d) above and the relevant Obligor will owe the recovering Finance Party a debt which is equal to the redistribution, immediately payable and of the type originally discharged.

31.2	Reversal of redistribution

If under Clause 31.1 (Redistribution):

(a)	a recovering Finance Party must subsequently return a recovery, or an amount measured by reference to a recovery, to an Obligor; and

(b)	the recovering Finance Party has paid a redistribution in relation to that recovery,

each Finance Party shall, within three Business Days of demand by the recovering Finance Party through the Facility Agent, reimburse the recovering Finance Party all or the appropriate portion of the redistribution paid to that Finance Party together with interest on the amount to be returned to the recovering Finance Party for a period whilst it held the re-distribution. Thereupon the subrogation in Clause 31.1(e) (Redistribution) will operate in reverse to the extent of the reimbursement.

31.3	Exceptions

(a)	A recovering Finance Party is not obliged to pay a redistribution to the extent that it would not, after the payment, have a valid claim against the Obligor concerned in the amount of the redistribution pursuant to Clause 31.1(e) (Redistribution).

(b)	A recovering Finance Party is not obliged to share with any other Finance Party any amount which the recovering Finance Party has received or recovered as a result of taking legal proceedings, if the other Finance Party had an opportunity to participate in those legal proceedings but did not do so and did not take separate legal proceedings.

32.	SEVERABILITY

If a provision of any Finance Document is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:

(a)	the validity or enforceability in that jurisdiction of any other provision of the Finance Documents; or

(b)	the validity or enforceability in other jurisdictions of that or any other provision of the Finance Documents.

33.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

34.	NOTICES

34.1	Giving of notices

All notices or other communications under or in connection with this Agreement shall be given in writing and, unless otherwise stated, may be made by letter or facsimile or, in the case of a Request and information provided by the Parent or the Facility Agent in relation to Clauses 19.2 (Financial information) and 19.3 (Information - miscellaneous) only, by e-mail. Any such notice will be deemed to be given as follows:

(a)	if by letter, when delivered personally or on actual receipt;

(b)	if by facsimile, when received in legible form; and

(c)	if by e-mail, when actually received in readable form.

However, a notice given in accordance with the above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

34.2	Addresses for notices

(a)	The address and facsimile number of each Party (other than the Obligors and the Agents) for all notices under or in connection with this Agreement are:

(i)	those notified by that Party for this purpose to the Agents on or before the date it becomes a Party; or

(ii)	any other notified by that Party for this purpose to the Agents by not less than five Business Days’ notice.

(b)	The address and facsimile number of the Parent are:

Autoliv, Inc,

Box 70381

SE-107 24 Stockholm

Sweden

Fax No:           +46 8 24 44 93

Attention:        Treasurer

With a copy to:

Fax No:           +46 85 87 20 633

Attention:        VP for Legal Affairs, General Counsel and Secretary

or such other as the Parent may notify to the Facility Agent by not less than five Business Days’ notice.

(c)	The address and facsimile number of the other Borrowers are:

Autoliv ASP, Inc.

3350 Airport Road

Ogden

Utah 84405

Fax No:           +1 801 625 4853

Attention:        Director of Finance

Autoliv AB

World Trade Center

Klarabergsviadukten 70

PO Box 70381

SE-107 Stockholm

Fax No:           +46 824 44 93

Attention:        Treasurer

With a copy to:

Fax No:           +46 85 87 20 633

Attention:        VP for Legal Affairs, General Counsel and Secretary

or such other as that Borrower may notify to the Facility Agent by not less than five Business Days’ notice.

(d)	The address and facsimile number of the Agents are:

Facility Agent:

Merchant Banking, Skandinaviska Enskilda Banken AB (publ)

SEB Structured Credit Operations

Rissneleden 110

106 40 Stockholm

Sweden

Fax No:           + 46 8 763 8640

Email:              sco@seb.se

Attention:        SEB Structured Credit Operations

With a copy to:

Merchant Banking, Skandinaviska Enskilda Banken AB (publ)

SEB Loans Agency, Structured Finance

Scandinavian House

2 Cannon Street

London

EC4M 6XX

Fax No:           +44 20 7329 2304

Email:              agency@seb.co.uk

Attention:        SEB Loans Agency, Structured Finance

U.S.$ Swingline Agent:

JPMorgan Chase Bank, N.A.

1111 Fannin Street

Floor 9

Houston

TX77002-6925

USA

Fax No:           +713 750 2878

Attention:        Talitha Humes

SEK Swingline Agent:

Merchant Banking, Skandinaviska Enskilda Banken AB (publ)

SEB Structured Credit Operations

Rissneleden 110

106 40 Stockholm

Sweden

Fax No:           + 46 8 763 8640

Email:              sco@seb.se

Attention:        SEB Structured Credit Operations

With a copy to:

Merchant Banking, Skandinaviska Enskilda Banken AB (publ)

SEB Loans Agency, Structured Finance

Scandinavian House

2 Cannon Street

London

EC4M 6XX

Fax No:           +44 20 7329 2304

Email:              agency@seb.co.uk

Attention:        SEB Loans Agency, Structured Finance

or such other as an Agent may notify to the other Parties by not less than five Business Days’ notice.

(e)	Subject to Clause 34.3 (Communication when an Agent is an Impaired Agent) all notices from or to an Obligor or the Obligors’ Agent shall be sent through the relevant Agent.

(f)	The Facility Agent shall, promptly upon request from any Party, give to that Party the address, facsimile number or telex number of any other Party applicable at the time for the purposes of this Clause 34.

34.3	Communication when an Agent is an Impaired Agent

If an Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.

35.	LANGUAGE

(a)	Any notice given under or in connection with any Finance Document shall be in English.

(b)	All other documents provided under or in connection with any Finance Document shall be:

(i)	in English; or

(ii)	if not in English, accompanied by a certified English translation and, in this case, the English translation shall prevail unless the document is a statutory or other official document.

36.	JURISDICTION

36.1	Submission

(a)	For the benefit of each Finance Party, each Obligor agrees that the courts of England have jurisdiction to settle any disputes in connection with any Finance Document (including a dispute relating to the existence, validity or termination of any Finance Document or any non-contractual obligation arising out of or in connection with any Finance Document) and accordingly submits to the jurisdiction of the English courts.

(b)	Without prejudice to paragraph (a) above and for the benefit of each Finance Party, each Obligor agrees that any New York State court or Federal court sitting in New York City has jurisdiction to settle any disputes in connection with any Finance Document and accordingly submits to the jurisdiction of those courts.

(c)	The English and New York courts are the most appropriate and convenient courts to settle any such dispute and each Obligor waives objection to those courts on the grounds of inconvenient forum or otherwise in relation to proceedings in connection with any Finance Document.

36.2	Service of process

Without prejudice to any other mode of service, each Obligor:

(a)	irrevocably appoints:

(i)	Autoliv Holding Limited, 44 Welbeck Street, London, W1G 8DY, United Kingdom, as agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document;

(ii)	CT Corporation System, 111 Eighth Avenue, 13 Floor, New York, New York 10011, as its agent for service of process in relation to any proceedings before any courts located in the State of New York in connection with any Finance Document;

(b)	agrees to maintain an agent for service of process in England and in the State of New York until all Commitments have terminated and the Loans and all other amounts payable under the Finance Documents have been finally, irrevocable and indefeasibly repaid in full;

(c)	agrees that failure by a process agent to notify the Obligor of the process will not invalidate the proceedings concerned;

(d)	consents to the service of process relating to any proceedings by prepaid posting of a copy of the process to its address for the time being applying under Clause 34.2 (Addresses for notices); and

(e)	agrees that if the appointment of any person mentioned in paragraph (a) above ceases to be effective, the Obligor shall immediately appoint a further person in England or in the State of New York, as appropriate, to accept service of process on its behalf in England or in the State of New York, as appropriate, and, if the Obligor does not appoint a process agent within 15 days, the Lender is entitled and authorized to appoint a process agent for the Obligor by notice to the Obligor.

36.3	Forum convenience and enforcement abroad

Each Obligor:

(a)	waives objection to the English and New York State and Federal courts on grounds of inconvenient forum or otherwise as regards proceedings in connection with any Finance Document; and

(b)	agrees that a judgment or order of an English or New York State or Federal court in connection with any Finance Document is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

36.4	Non-exclusivity

Nothing in this Clause 36 limits the right of a Finance Party to bring proceedings against an Obligor in connection with any Finance Document:

(a)	in any other court of competent jurisdiction; or

(b)	concurrently in more than one jurisdiction.

37.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

38.	INTEGRATION

The Finance Documents contain the complete agreement between the parties on the matters to which they relate and supersede all prior commitments, agreements and understandings, whether written or oral, on those matters.

39.	WAIVER OF IMMUNITY

Each Obligor irrevocably and unconditionally:

(a)	agrees not to claim any immunity from proceedings brought by a Finance Party against it in relation to a Finance Document and to ensure that no such claim is made on its behalf;

(b)	consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

(c)	waives all rights of immunity in respect of it or its assets.

40.	WAIVER OF JURY TRIAL

THE OBLIGORS AND THE FINANCE PARTIES WAIVE ANY RIGHTS THEY MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED ON OR ARISING FROM ANY FINANCE DOCUMENT OR THE TRANSACTIONS CONTEMPLATED BY THE FINANCE DOCUMENTS. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

41.	USA PATRIOT ACT

Each Finance Party that is subject to the requirements of the USA Patriot Act hereby notifies each Obligor that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Obligors, which information includes the name and address of the Obligors and other information that will allow such Finance Party to identify the Obligors in accordance with the USA Patriot Act. Each Obligor agrees that it will provide each Finance Party with such information as it may request in order for such Finance Party to satisfy the requirements of the USA Patriot Act.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

VARIOUS PARTIES

LENDERS AND COMMITMENTS

PART 1

REVOLVING CREDIT COMMITMENTS

Revolving Credit Lenders	Revolving Credit Commitments U.S.$

Merchant Banking, Skandinaviska Enskilda Banken AB (publ)		100,000,000

Mizuho Corporate Bank, Ltd		100,000,000

Nordea Bank AB (publ)		100,000,000

The Bank of Tokyo-Mitsubishi UFJ, Ltd.		100,000,000

ING Bank N.V. - Dublin Branch		100,000,000

Société Générale		100,000,000

DnB NOR Bank ASA Norge, filial Sverige		79,000,000

HSBC Bank plc		79,000,000

JPMorgan Chase Bank, N.A., London Branch J.P. Morgan Europe Limited		79,000,000

Morgan Stanley Bank, N.A.		79,000,000

Danske Bank A/S, Danmark, Sverige Filial		48,000,000

Deutsche Bank AG, London Branch		48,000,000

The Northern Trust Company		48,000,000

Bank of China (UK) Limited		40,000,000

Total Revolving Credit Commitments	U.S.$	1,100,000,000

PART 2

U.S.$ SWINGLINE LENDERS AND U.S.$ SWINGLINE COMMITMENTS

	U.S.$ Swingline Commitments U.S.$

U.S.$ Swingline Lenders

The Bank of Tokyo-Mitsubishi UFJ, Ltd.		30,000,000

ING Bank N.V. - Dublin Branch		30,000,000

Merchant Banking, Skandinaviska Enskilda Banken AB (publ)		30,000,000

Mizuho Corporate Bank, Ltd		30,000,000

Nordea Bank AB (publ)		30,000,000

DnB NOR Bank ASA Norge, filial Sverige		25,000,000

HSBC Bank plc		25,000,000

JPMorgan Chase Bank, N.A.		25,000,000

Morgan Stanley Bank, N.A.		25,000,000

Total Facility B Commitments	U.S.$	250,000,000

PART 3

SEK SWINGLINE LENDERS AND SEK SWINGLINE COMMITMENTS

	SEK Swingline Commitments SEK

SEK Swingline Lenders

Danske Bank A/S, Danmark, Sverige Filial		250,000,000

DnB NOR Bank ASA Norge, filial Sverige		250,000,000

Merchant Banking, Skandinaviska Enskilda Banken AB (publ)		250,000,000

Nordea Bank AB (publ)		250,000,000

Total Swingline Commitments	SEK	1,000,000,000

SCHEDULE 2

CONDITIONS PRECEDENT DOCUMENTS

PART 1

TO BE DELIVERED BEFORE THE FIRST REQUEST

1.	Each Obligor

(a)	A copy of the memorandum and articles of association and certificate of incorporation of each Obligor.

(b)	A copy of a resolution of the board of directors of each Obligor:

(i)	approving the terms of, and the transactions contemplated by, this Agreement and resolving that it execute this Agreement;

(ii)	authorizing a specified person or persons to execute this Agreement on its behalf; and

(iii)	authorizing a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with this Agreement.

(c)	A specimen of the signature of each person authorized by the resolution referred to in paragraph (b) above.

(d)	A certificate of a director of each Obligor confirming that the borrowing or guaranteeing, as appropriate, of the Commitment in full would not cause any borrowing or guaranteeing limit binding on it to be exceeded.

2.	Other documents

(a)	A certificate of an authorized signatory of the Parent certifying that each copy document specified in this Part 1 of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

(b)	Evidence that the process agents referred to in Clause 36.2 (Service of process) have accepted their appointments under that Clause.

(c)	Confirmation from the Parent that it is not, to the best of its knowledge and belief after full and due enquiry, in breach of any other agreement to which it is a party.

(d)	Evidence satisfactory to the Facility Agent that the Existing Indebtedness defined in Clause 1.1 (Definitions) has been repaid and cancelled in full or will be repaid and cancelled in full by means of the first drawing made under this Agreement.

(e)	Evidence that all fees and expenses then due and payable from the Obligors under this Agreement have been or will be paid by the first Drawdown Date.

(f)	A copy of any other authorization or other document, opinion or assurance which the Facility Agent considers to be necessary in connection with the entry into and performance of, and the transactions contemplated by, any Finance Document or for the validity and enforceability of any Finance Document.

3.	Legal opinions

(a)	A legal opinion of Allen & Overy LLP, New York, legal advisers in the State of New York, U.S.A. to the Finance Parties.

(b)	A legal opinion of Taft Stettinius & Hollister LLP, legal advisers in the State of Indiana, U.S.A. to the Finance Parties.

(c)	A legal opinion of Allen & Overy LLP, London, legal advisers in England to the Finance Parties.

(d)	A legal opinion of Advokatfirman Vinge KB, legal advisers in Sweden to the Borrower and addressed to the Finance Parties.

PART 2

FOR AN ADDITIONAL BORROWER

1.	Additional Borrowers

(a)	An Accession Agreement, duly executed by the Parent and the Additional Borrower.

(b)	A copy of the memorandum and articles of association and certificate of incorporation of the Additional Borrower.

(c)	A copy of a resolution of the board of directors of the Additional Borrower approving the terms of, and the transactions contemplated by, the Accession Agreement.

(d)	A specimen of the signature of each person authorised on behalf of the Additional Borrower to execute or witness the execution of any Finance Document or to sign or send any document or notice in connection with any Finance Document.

2.	Other Documents

(a)	A certificate of an authorised signatory of the Additional Borrower:

(i)	confirming that utilising the Total Commitments in full would not breach any limit binding on it; and

(ii)	certifying that each copy document specified in Part 2 of this Schedule is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Agreement.

(b)	A certificate of an authorised signatory of the Parent confirming that:

(i)	no Event of Default or potential Event of Default is continuing; and

(ii)	no Event of Default or potential Event of Default would occur as a result of the Additional Borrower acceding to this Agreement.

(c)	If available, a copy of the latest audited accounts of the Additional Borrower.

3.	Legal opinions

(a)	A legal opinion of Allen & Overy LLP or such other firm as may be appointed English legal advisers to the Facility Agent, addressed to the Finance Parties.

(b)	If the Additional Borrower is incorporated in a jurisdiction other than England, a legal opinion from legal advisers in that jurisdiction, addressed to the Finance Parties.

4.	Other documents and evidence

(a)	Evidence that all expenses due and payable from the Parent under this Agreement in respect of the Accession Agreement have been paid.

(b)	A copy of any other authorisation or other document, opinion or assurance which the Facility Agent has notified the Parent is necessary in connection with the entry into and performance of, and the transactions contemplated by, the Accession Agreement or for the validity and enforceability of any Finance Document.

SCHEDULE 3

CALCULATION OF THE MANDATORY COST

1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Facility Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Facility Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Facility Agent. This percentage will be certified by that Lender in its notice to the Facility Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Facility Agent as follows:

(a)	in relation to a sterling Loan:

AB + C(B – D) + E × 0.01	per cent. per annum
100 – (A + C)

(b)	in relation to a Loan in any currency other than sterling:

E × 0.01	per cent. per annum
300

Where:

A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in Clause 10.4 (Default interest) ) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Facility Agent on interest bearing Special Deposits.

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Facility Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Facility Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Rules” means the rules on periodic fees contained in the Financial Services Authority Fees Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under Column 1 of the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Facility Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Facility Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.	Each Lender shall supply any information required by the Facility Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Facility Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Facility Agent of any change to the information provided by it pursuant to this paragraph.

9.	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Facility Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Facility Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.	The Facility Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Facility Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Facility Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13.	The Facility Agent may from time to time, after consultation with the Parent and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 4

FORM OF REQUEST

To:	[Merchant Banking, Skandinaviska, Enskilda Banken AB (publ)] as Facility Agent]/[JPMorgan Chase Bank, N.A.] as U.S.$ Swingline Agent/[Merchant Banking, Skandinaviska, Enskilda Banken AB (publ)]* as SEK Swingline Agent

[cc:	[Merchant Banking, Skandinaviska, Enskilda Banken AB (publ)]]**

From:	[OBLIGORS’ AGENT]

Date: [            ] 2005

Autoliv, Inc.

U.S.$1,100,000,000 Credit Agreement dated 16 April, 2011

1.	We wish to utilise the [Revolving Credit]/[U.S.$ Swingline]/[SEK Swingline]* Facility as follows:

(a)	Borrower: [ ]

(b)	Facility: [Revolving Credit/U.S.$ Swingline/SEK Swingline]

(c)	Drawdown Date: [ ]

(d)	Amount: [ ]

(e)	Currency: [ ]

(f)	Interest Period: [ ]

(g)	Payment instructions: [ ]

2.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Request.

By:

[OBLIGORS’ AGENT]

Authorized Signatory

*	Delete as appropriate.
**	Include for Request for the Swingline Facility.

SCHEDULE 5

FORM OF NOVATION CERTIFICATE

To:	[Merchant Banking, Skandinaviska, Enskilda Banken AB (publ)] as Facility Agent

From:	[THE EXISTING LENDER] and [THE NEW LENDER]	Date: [ ]

Autoliv, Inc.

U.S.$1,100,000,000 Credit Agreement dated 16 April, 2011 (the Agreement)

We refer to Clause 28.3 (Procedure for novations).

1.	We [ ] (the Existing Lender) and [ ] (the New Lender) agree to the Existing Lender and the New Lender novating the Existing Lender’s Commitment (or part) and/or rights and obligations referred to in the Schedule in accordance with Clause 28.3 (Procedure for novations).

2.	The specified date for the purposes of Clause 28.3(c) is [date of novation].

3.	The Facility Office and address for notices of the New Lender for the purposes of Clause 34.2 (Addresses for notices) are set out in the Schedule.

4.	This Novation Certificate and any non-contractual obligations arising out of it are governed by English law.

5.	This Novation Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Novation Certificate.

6.	This Novation Certificate has been entered into on the date stated at the beginning of this Novation Certificate.

THE SCHEDULE

Commitments/rights and obligations to be novated

[Insert relevant details]

[Existing Lender]	[New Lender]

By:	By:

Date:	Date:

[New Lender]

[Facility Office	Address for notices]

[AGENT]

By:

Date:

SCHEDULE 6

FORM OF COMPLIANCE CERTIFICATE

To:	[Merchant Banking, Skandinaviska Enskilda Banken AB (publ)] as Facility Agent

From:	AUTOLIV INC.

Date: [            ]

Autoliv Inc., Autoliv ASP Inc. and Autoliv AB

U.S.$1,100,000,000 Credit Agreement dated 16 April, 2011 (the Agreement)

1.	This is the Compliance Certificate referred to in Clause 19.5 (Compliance certificates) of the Agreement.

2.	We confirm that as at [relevant Balance Sheet Date] Subsidiary Borrowings were [ ] (Covenant level requirement not more than U.S.$400,000,000).

3.	We confirm the credit ratings as at the date of this Compliance Certificate of the long term unsecured and unsubordinated debt of AUTOLIV INC. given by:

(a)	Moody’s was [ ]; and

(b)	Standard & Poor’s was [ ].

4.	We confirm that no Default is outstanding as at the date of this Compliance Certificate.[1]

By:

AUTOLIV INC.

[1]	If this statement cannot be made, the certificate should identify any Default that is outstanding and the steps, if any, being taken to remedy it.

SCHEDULE 7

FORM OF ACCESSION AGREEMENT

To:	[Merchant Banking, Skandinaviska Enskilda Banken AB (publ)] as Facility Agent

From:	AUTOLIV INC. and [Proposed Borrower]

Date:	[ ]

Autoliv Inc. U.S.$1,100,000,000 Credit Agreement

Dated 16 April, 2011 (the Agreement)

We refer to the Agreement. This is an Accession Agreement.

[Name of company] of [address/registered office] agrees to become an Additional Borrower and to be bound by the terms of the Agreement is an Additional Borrower.

This Accession Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

AUTOLIV INC.

By:

[PROPOSED BORROWER]

By:

SCHEDULE 8

FORM OF INCREASE CONFIRMATION

To:	[Merchant Banking, Skandinaviska Enskilda Banken AB (publ)] as Facility Agent and Autoliv, Inc. as the Parent

From:	[the Increase Lender] (the Increase Lender)

Dated:

Autoliv, Inc.

U.S.$1,100,000,000 Credit Agreement dated 16 April 2011 (the Agreement)

1.	We refer to the Agreement. This is an Increase Confirmation. Terms defined in the Agreement have the same meaning in this Increase Confirmation unless given a different meaning in this Increase Confirmation.

2.	We refer to Clause 2.10 (Increase) of the Agreement.

3.	The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the Relevant Commitment) as if it was an Original Lender under the Agreement.

4.	The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the Increase Date) is [ ].

5.	On the Increase Date, the Increase Lender becomes party to the relevant Finance Documents as a Lender.

6.	The Facility Office and address, fax number and attention details for notices to the Increase Lender for the purposes of Clause 34.2 (Addresses for notices) are set out in the Schedule.

7.	The Increase Lender expressly acknowledges the limitations on the Lenders’ obligations referred to in paragraph (f) of Clause 2.10 (Increase).

8.	The Increase Lender confirms, for the benefit of the Facility Agent and without liability to any Obligor, that it is not a Defaulting Lender.

9.	This Increase Confirmation and any non-contractual obligations arising out of or in connection with it are governed by English law.

10.	This Increase Confirmation may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Increase Confirmation.

11.	This Increase Confirmation has been entered into on the date stated at the beginning of this Increase Confirmation.

THE SCHEDULE

Relevant Commitment/rights and obligations to be assumed by the Increase Lender

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[Increase Lender]

By:

This Increase Confirmation is accepted as an Increase Confirmation for the purposes of the Agreement by the Facility Agent, and the Increase Date is confirmed as [—].

Facility Agent

By:

SIGNATORIES

Parent

AUTOLIV, INC.

By:

Guarantors

AUTOLIV, INC.

By:

AUTOLIV ASP, INC.

By:

Borrowers

AUTOLIV, INC.

By:

AUTOLIV ASP, INC.

By:

AUTOLIV AB

By:

Co-ordinators

MERCHANT BANKING, SKANDINAVISKA ENSKILDA BANKEN AB (publ)

By:

MIZUHO CORPORATE BANK, LTD

By:

NORDEA BANK AB (PUBL)

By:

Bookrunner Mandated Lead Arrangers (other than the Co-ordinators)

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

By:

ING BANK N.V. - DUBLIN BRANCH

By:

SOCIÉTÉ GÉNÉRALE CORPORATE & INVESTMENT BANKING

By:

Lead Arrangers

DNB NOR BANK ASA NORGE, FILIAL SVERIGE

By:

HSBC BANK PLC

By:

J.P. MORGAN LIMITED

By:

MORGAN STANLEY BANK INTERNATIONAL LIMITED

By:

Arrangers

BANK OF CHINA (UK) LIMITED

By:

DANSKE BANK A/S, DANMARK, SVERIGE FILIAL

By:

DEUTSCHE BANK AG, LONDON BRANCH

By:

THE NORTHERN TRUST COMPANY

By:

Revolving Credit Lenders

MERCHANT BANKING, SKANDINAVISKA ENSKILDA BANKEN AB (publ)

By:

MIZUHO CORPORATE BANK, LTD

By:

NORDEA BANK AB (PUBL)

By:

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

By:

ING BANK N.V. - DUBLIN BRANCH

By:

SOCIÉTÉ GÉNÉRALE

By:

DNB NOR BANK ASA NORGE, FILIAL SVERIGE

By:

HSBC BANK PLC

By:

JPMORGAN CHASE BANK, N.A., LONDON BRANCH

By:

J.P. MORGAN EUROPE LIMITED

By:

MORGAN STANLEY BANK, N.A.

By:

BANK OF CHINA (UK) LIMITED

By:

DANSKE BANK A/S, DANMARK, SVERIGE FILIAL

By:

DEUTSCHE BANK AG, LONDON BRANCH

By:

THE NORTHERN TRUST COMPANY

By:

U.S.$ Swingline Lenders

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

By:

DNB NOR BANK ASA NORGE, FILIAL SVERIGE

By:

HSBC BANK PLC

By:

ING BANK N.V. - DUBLIN BRANCH

By:

JPMORGAN CHASE BANK, N.A.

By:

MERCHANT BANKING, SKANDINAVISKA ENSKILDA BANKEN AB (publ)

By:

MIZUHO CORPORATE BANK, LTD

By:

MORGAN STANLEY BANK, N.A.

By:

NORDEA BANK AB (PUBL)

By:

SEK Swingline Lenders

DANSKE BANK A/S, DANMARK, SVERIGE FILIAL

By:

DNB NOR BANK ASA NORGE, FILIAL SVERIGE

By:

MERCHANT BANKING, SKANDINAVISKA ENSKILDA BANKEN AB (PUBL)

By:

NORDEA BANK AB (PUBL)

By:

Facility Agent

MERCHANT BANKING, SKANDINAVISKA ENSKILDA BANKEN AB (publ)

By:

U.S.$ Swingline Agent

JPMORGAN CHASE BANK, N.A.

By:

SEK Swingline Agent

MERCHANT BANKING, SKANDINAVISKA, ENSKILDA BANKEN AB (PUBL)

By: